UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary proxy statement.
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☒	Definitive Proxy Statement.
☐	Definitive Additional Materials.
☐	Soliciting Material Pursuant to §240.14a-12.

Shutterfly, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:
____________________________________________________________________________________

April 8, 2009

To Our Stockholders:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Shutterfly, Inc. to be held at 1300 Island Drive, Redwood City, California 94065, on May 21, 2009, at 11:00 a.m. local time.

This year, in accordance with rules promulgated by the Securities and Exchange Commission, we have elected to use the Internet as our primary means of furnishing proxy materials to our stockholders.  Accordingly, most stockholders will not receive paper copies of our proxy materials and we will mail a notice to these stockholders with instructions for accessing the proxy materials, including our proxy statement and annual report, and for voting via the Internet.  This notice also provides information on how stockholders may obtain paper copies of our proxy materials free of charge, if they so choose.  The electronic delivery of our proxy materials will significantly reduce our printing and mailing costs and the environmental impact of the proxy materials.

All stockholders of record of our outstanding shares of Common Stock at the close of business on March 25, 2009 will be entitled to vote at the Annual Meeting.

Your vote is important!  Whether or not you plan to attend the Annual Meeting, please read the enclosed proxy statement and vote as soon as possible via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card.  Mailing your completed proxy card or using the telephone or Internet voting systems will not prevent you from voting in person at the meeting if you are a stockholder of record and wish to do so.

Important information about the matters to be acted upon at the meeting is included in the notice of meeting and proxy statement.  Our 2008 Annual Report contains information about our company and its financial performance.

We look forward to seeing you at the meeting.

Sincerely,

Jeffrey T. Housenbold
Chief Executive Officer and President

SHUTTERFLY, INC.

2800 Bridge Parkway

Redwood City, California 94065

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 21, 2009

Dear Stockholder:

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Stockholders of Shutterfly, Inc., a Delaware corporation, will be held at 1300 Island Drive, Redwood City, CA 94065 on May 21, 2009, at 11:00 a.m. local time for the following purposes:

1.       To elect three Class III directors to hold office until our 2012 Annual Meeting of Stockholders.

2.
Reapproval of the Internal Revenue Code Section 162(m) provisions of our 2006 Equity Incentive Plan to preserve our ability to deduct for corporate income tax purposes compensation that qualifies as performance-based compensation under Section 162(m) of the Internal Revenue Code.

3.
To ratify the selection by the Audit Committee of our Board of Directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

Our Board of Directors recommends that you vote FOR the election of the director nominees named in Proposal 1 of the Proxy Statement, FOR reapproval of Internal Revenue Code Section 162(m) limits of our 2006 Equity Incentive Plan as described in Proposal 2 of the Proxy Statement and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm as described in Proposal 3 of the Proxy Statement.

Our stockholders of record at the close of business on March 25, 2009 are entitled to notice of and to vote at the meeting and at any adjournment or postponement of the meeting.

This year, in accordance with rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to use the Internet as our primary means of providing our proxy materials to stockholders.  Consequently, most stockholders will not receive paper copies of our proxy materials.  We will instead send to these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and for voting via the Internet.  The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials free of charge, if they so choose.  The electronic delivery of our proxy materials will significantly reduce our printing and mailing costs and the environmental impact of the proxy materials.

The Notice of Internet Availability of Proxy Materials will also identify the date, time and location of the Annual Meeting; the matters to be acted upon at the meeting and the Board of Directors’ recommendation with regard to each matter; a toll-free number, an e-mail address and a website where stockholders can request a paper or e-mail copy of the Proxy Statement, our annual report to stockholders and a form of proxy relating to the Annual Meeting; information on how to access the form of proxy; and information on how to attend the meeting and vote in person.

You are cordially invited to attend the Annual Meeting, but whether or not you expect to attend in person, you are urged to mark, date and sign your proxy card and return it by mail or follow the alternative voting procedures described in the Notice of Internet Availability of Proxy Materials or the proxy card.

By Order of the Board of Directors

Jeffrey T. Housenbold
Chief Executive Officer and President
Redwood City, California
April 8, 2009

YOUR VOTE IS IMPORTANT

PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN YOUR PROXY CARD OR FOLLOW THE ALTERNATIVE VOTING PROCEDURES DESCRIBED ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR THE PROXY CARD SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND SO THAT THE PRESENCE OF A QUORUM MAY BE ASSURED.  YOUR PROMPT ACTION WILL AID THE COMPANY IN REDUCING THE EXPENSE OF PROXY SOLICITATION.

SHUTTERFLY, INC.

2800 Bridge Parkway

Redwood City, California 94065

_______________________________________

PROXY STATEMENT

_______________________________________

The Board of Directors of Shutterfly, Inc. is soliciting your proxy to vote at the Annual Meeting of Stockholders to be held on May 21, 2009, at 11:00 a.m., local time, and any adjournment or postponement of that meeting (the “Annual Meeting”).  The Annual Meeting will be held at 1300 Island Drive, Redwood City, CA 94065.  This Proxy Statement and the accompanying Proxy Card, Notice of Meeting, and Annual Report to Stockholders was first sent or made available, on or about April 8, 2009, to stockholders of record as of March 25, 2009 (the “Record Date”).  For those stockholders receiving a Notice of Internet Availability of Proxy Materials, the Notice of Internet Availability of Proxy Materials was first mailed on or about April 8, 2009 to stockholders of record as of the Record Date.  The only voting securities of Shutterfly are shares of Common Stock, $0.0001 par value per share (the “Common Stock”), of which there were 25,161,991 shares outstanding as of the Record Date (excluding any treasury shares).  We need a majority of the shares of Common Stock outstanding on the Record Date present, in person or by proxy, to hold the Annual Meeting.

In this Proxy Statement, we refer to Shutterfly, Inc. as the “company”, “Shutterfly”, “we” or “us” and the Board of Directors as the “Board”.  When we refer to Shutterfly’s fiscal year, we mean the twelve-month period ending December 31 of the stated year.

The company’s Annual Report to Stockholders, which contains consolidated financial statements for fiscal 2008, accompanies this Proxy Statement.  You also may obtain a copy of the company’s Annual Report on Form 10-K for fiscal 2008 that was filed with the SEC, without charge, by writing to our Investor Relations department at the above address.  The company’s Annual Report on Form 10-K is also available in the “Investor Relations” section of our website at www.shutterfly.com.

THE PROXY PROCESS AND STOCKHOLDER VOTING

Who can vote at the annual meeting?

Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting.  At the close of business on the Record Date, there were 25,161,991 shares of Common Stock outstanding and entitled to vote.

Stockholder of Record:  Shares Registered in Your Name

If at the close of business on the Record Date, your shares were registered directly in your name with our transfer agent, Mellon Investor Services, then you are a stockholder of record.  As a stockholder of record, you may vote in person at the meeting or vote by proxy.  Whether or not you plan to attend the meeting, we urge you to fill out and return the accompanying proxy card to ensure your vote is counted.

Beneficial Owner:  Shares Registered in the Name of a Broker, Bank or Other Agent

If at the close of business on the Record Date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank or other agent.  The broker, bank or other agent holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting.

As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account.  You are also invited to attend the Annual Meeting.  However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy issued in your name from your broker, bank or other agent.

What am I being asked to vote on?

You are being asked to vote FOR:

●	the election of three Class III directors to hold office until our 2012 Annual Meeting of Stockholders;

●
 reapproval of the Internal Revenue Code Section 162(m) provisions of our 2006 Equity Incentive Plan to preserve our ability to deduct, for corporate income tax purposes, compensation that qualifies as performance-based compensation under Section 162(m); and

●
 the ratification of the selection by the Audit Committee of our Board of Directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

What does it mean if I receive more than one set of materials?

This means you hold shares of the company in more than one way.  For example, you may own some shares directly as a “Registered Holder” and other shares through a broker or you may own shares through more than one broker.  In these situations you may receive multiple sets of proxy materials.  In order to vote all the shares you own, you must either sign and return all of the Proxy Cards or follow the instructions for any alternative voting procedure on each of the Proxy Cards or Notice of Internet Availability of Proxy Materials you receive.  Each Proxy Card you received came with its own prepaid return envelope.  If you vote by mail, make sure you return each Proxy Card in the return envelope which accompanied that Proxy Card.

Does my vote matter?

YES!  We are required to obtain stockholder approval for the election of directors and other important matters.  Each share of Common Stock is entitled to one vote and every share voted has the same weight.  In order for the company to obtain the necessary stockholder approval of proposals, a “quorum” of stockholders (a majority of the issued and outstanding shares entitled to vote at the meeting, excluding treasury shares) must be represented at the Annual Meeting in person or by proxy.  If a quorum is not obtained, the company must postpone the Annual Meeting and solicit additional proxies; this is an expensive and time-consuming process that is not in the best interests of the company or its stockholders.  Since few stockholders can spend the time or money to attend stockholder meetings in person, voting by proxy is important to obtain a quorum and complete the stockholder vote.

How do I Vote?

You may vote by mail or follow any alternative voting procedure described on the proxy card.  To use an alternative voting procedure, follow the instructions on each proxy card that you receive or on the Notice of Internet Availability of Proxy Materials.

For the election of directors, you may either vote “For” the three nominees or you may “Withhold” your vote for any nominee you specify.  For any other matter to be voted on, you may vote “For” or “Against” or abstain from voting.  The procedures for voting are as follows:

Stockholder of Record:  Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting.  Alternatively, you may vote by proxy by using the accompanying proxy card, over the Internet or by telephone.  Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.  Even if you have submitted a proxy before the Annual Meeting, you may still attend the meeting and vote in person.  In such case, your previously submitted proxy will be disregarded.

●	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

●
To vote using the proxy card, simply complete, sign and date the accompanying proxy card and return it promptly in the envelope provided.  If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

●	To vote over the Internet, go to http://www.proxyvote.com and follow the instructions to obtain your records and to create an electronic voting instruction form.

●	To vote by telephone, dial 1-800-690-6903 using any touch-tone telephone and follow the instructions to transmit your voting instructions.

Beneficial Owner:  Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us.  Simply complete and mail the voting instruction card to ensure that your vote is counted.  To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent.  Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Who counts the votes?

Broadridge Financial Services (“Broadridge”) has been engaged as our independent agent to tabulate stockholder votes.  If you are a Registered Holder, your executed proxy card is returned directly to Broadridge for tabulation.  As noted above, if you hold your shares through a broker, your broker returns one proxy card to Broadridge on behalf of all its clients.

How are votes counted?

Broadridge will separately count “For” and “Withhold” votes with respect to Proposal No. 1 and, with respect to Proposals No. 2 and No. 3, “For” and “Against” votes, abstentions and broker non-votes.  For Proposal No. 1, directors will be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, which means that the three nominees receiving the highest number of “for” votes will be elected.  To be approved, each of Proposals No. 2 and No. 3 requires the affirmative vote of the majority of shares of Common Stock entitled to vote and present in person or represented by proxy at the Annual Meeting and who vote for or against the proposal.  If stockholders abstain from voting, including brokers holding their clients’ shares of record who cause abstentions to be recorded, these shares will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present.  Abstentions will have no effect with regard to Proposal No. 1, since approval of a percentage of shares present or outstanding is not required for this proposal, and will have no effect with regard to either Proposals No. 2 or No. 3, as abstentions are not counted as a vote for or against.

Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in the absence of such direction, in their own discretion if permitted by the stock exchange or other organization of which they are members.  Members of the New York Stock Exchange are permitted to vote their clients’ proxies in their own discretion as to certain “routine” proposals, such as the election of our Class III directors and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firms for the fiscal year ending December 31, 2009.  If a broker votes shares that are not voted by its clients for or against a “routine” proposal, those shares are considered present and entitled to vote at the Annual Meeting.  Those shares will be counted towards determining whether or not a quorum is present.  Those shares will also be taken into account in determining the outcome of all of the proposals.  However, where a proposal is not “routine,” such as the reapproval of the Section 162(m) limits of our 2006 Equity Incentive Plan, a broker who has received no instructions from its client generally does not have discretion to vote its clients’ unvoted shares on that proposal.  When a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, the missing votes are referred to as “broker non-votes.”  Those shares would be considered present for purpose of determining whether or not a quorum is present, but would not be considered entitled to vote on the proposal.  Those shares would not be taken into account in determining the outcome of the non-routine proposal.

Because brokers cannot vote “unvoted” shares on behalf of their customers for “non-routine” matters, such as the reapproval of the Section 162(m) limits of our 2006 Equity Incentive Plan, it is more important than ever that stockholders vote their shares.  If you do not vote your shares, you will not have a say in this important issue to be presented at the Annual Meeting.

How do I vote via Internet or telephone?

If you wish to vote by Internet, go to http://www.proxyvote.com and follow the instructions to obtain your records and to create an electronic voting instruction form.  If you wish to vote by telephone, dial 1-800-690-6903 using any touch-tone telephone and follow the instructions to transmit your voting instructions.  Please have your proxy card in hand when you vote over the Internet or by telephone.  Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.  The Internet and telephone voting facilities for eligible stockholders of record will close at 11:59 p.m. Eastern Time on May 20, 2009.  The giving of such a telephonic or Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of the close of business on March 25, 2009, the Record Date for the Annual Meeting.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card but you do not indicate your voting preferences, your shares will be voted in favor of each of the director nominees, the reapproval of Internal Revenue Code Section 162(m) provisions of our 2006 Equity Incentive Plan and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.  If any other matter is properly presented at the meeting, one of the individuals named on your proxy card as your proxy will vote your shares using his best judgment.

Can I change my vote after submitting my proxy?

Yes.  You can revoke your proxy at any time before the applicable vote at the meeting.  If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

●	you may submit another properly completed proxy with a later date;

●	you may send a written notice that you are revoking your proxy to our Corporate Secretary at 2800 Bridge Parkway, Redwood City, California 94065; or

●	you may attend the Annual Meeting and give notice to the company’s Inspector of Elections that you intend to vote your shares in person.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting.  A quorum will be present if at least a majority of the outstanding shares as of the close of business on the Record Date are represented by stockholders present at the meeting or by proxy.  At the close of business on the Record Date, there were 25,161,991 shares outstanding and entitled to vote.  Therefore, in order for a quorum to exist, 12,580,996 shares must be represented by stockholders present at the meeting or by proxy.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the meeting.  Abstentions and broker non-votes will be counted towards the quorum requirement.  If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies.  In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone, or by other means of communication.  Directors, officers and employees will not be paid any additional compensation for soliciting proxies.  We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the Annual Meeting.  Final voting results will be published in our Quarterly Report on Form 10-Q for the quarter ending June 30, 2009.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, a stockholder proposal must be submitted in writing by December 9, 2009, to our Corporate Secretary at 2800 Bridge Parkway, Redwood City, California 94065.  If you wish to submit a proposal that is not to be included in next year’s proxy materials, your proposal generally must be submitted in writing to the same address no later than March 7, 2010, but no earlier than February 5, 2010.  Please review our bylaws, which contain additional requirements regarding advance notice of stockholder proposals.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Restated Certificate of Incorporation and Restated Bylaws provide that our Board of Directors shall consist of one or more members, that the initial number of directors shall be seven and that the Board may fix the number of directors from time to time.  Our authorized number of directors is currently seven.  One of our directors, Ms. Patricia House, resigned from the Board of Directors, effective March 18, 2009, and currently there is a vacancy on our Board of Directors.  At the present time, the Board does not have a candidate to fill the vacancy.

Currently, our Board of Directors is divided into three classes, each of which has a three-year term.  The Class III directors are standing for re-election at this Annual Meeting to serve until our 2012 Annual Meeting of Stockholders and until their successors are duly elected and qualified, or until their death, resignation or removal.  The terms of the directors in Classes I and II expire at our 2010 and 2011 Annual Meetings of Stockholders, respectively.

The three nominees for Class III directors are Jeffrey T. Housenbold, Stephen J. Killeen and James N. White.  Each of the nominees is currently a director of Shutterfly and Mr. Housenbold serves as our President and Chief Executive Officer.  None of the nominees were elected by our stockholders, as Mr. Housenbold was hired as our President and Chief Executive Officer prior to our initial public offering and is an automatic member of the Board of Directors.  Mr. White was previously appointed by our Board of Directors prior to our initial public offering and Mr. Killeen was previously appointed by our Board of Directors in February 2007.

Directors are elected by a plurality of the votes present at the meeting or by proxy and entitled to vote at the meeting.  The three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected.  Unless a stockholder provides different voting instructions to the proxy holders, shares represented by executed proxies will be voted “For” the election of the three nominees named above or, if any nominee becomes unavailable for election as a result of an unexpected occurrence, “For” the election of a substitute nominee designated by our Board of Directors.  Each nominee has agreed to serve as a director if elected, and we have no reason to believe that any nominee will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE NAMED ABOVE.

The following is biographical information as of March 25, 2009 for each nominee for Class III director and each person whose term of office as a Class I or II director will continue after the Annual Meeting.

Name	Age	Position
Jeffrey T. Housenbold	39	President, Chief Executive Officer and Director
Philip A. Marineau	62	Chairman of the Board
Eric J. Keller	56	Director
Stephen J. Killeen	46	Director
Nancy J. Schoendorf	54	Director
James N. White	47	Director

Nominees for Election for a Three-year Term Expiring at the 2012 Annual Meeting

Jeffrey T. Housenbold has served as our President, Chief Executive Officer and a director since January 2005.  Prior to joining Shutterfly, Mr. Housenbold served as Vice President of Business Development and Internet Marketing at eBay Inc., an online marketplace for the sale of goods and services, from January 2002 to January 2005.  Previously, he was the Vice President & General Manager, Business-to-Consumer Group at eBay from June 2001 to January 2002, and served as Vice President, Mergers & Acquisitions at eBay from March 2001 to June 2001.  Mr. Housenbold holds Bachelor of Science degrees in Economics and Business Administration from Carnegie Mellon University and a Master of Business Administration degree from the Harvard Graduate School of Business Administration.

James N. White has served on our Board of Directors since November 2005.  Mr. White has been a managing director at Sutter Hill Ventures, a venture capital firm, since October 2000.  Mr. White previously held senior executive positions at Macromedia, Inc., a software developer; Silicon Graphics, Inc., a provider of graphical computing workstations; and Hewlett-Packard Company.  Mr. White serves on the Board of Directors of numerous privately held companies.  Mr. White holds a Bachelor of Science degree in Industrial Engineering from Northwestern University and a Master of Business Administration degree from the Harvard Graduate School of Business Administration.

Stephen J. Killeen has served on our Board of Directors since February 2007.  Mr. Killeen has been the Chief Executive Officer of The CarbonNeutral Company, a company that acts as a complete outsource solution provider to assist corporations in reducing their Green House Gas Emissions, since March 2007.  From November 2002 to March 2006, Mr. Killeen served as the President and Chief Executive Officer of WorldWinner, a casual gaming company that he successfully sold to London-based Fun Technologies.  From 2001 to November 2002, he served as President of TerraLycos, the world’s fourth-largest online media property.  He has served on the Board of Directors of Switchboard, Lycos Europe, Molecular and Marketing Services Group, and Junior Achievement of New England. Mr. Killeen holds a Bachelor of Arts degree from Union College.

Directors Continuing in Office Until the 2010 Annual Meeting

Nancy J. Schoendorf has served on our Board of Directors since February 2004.  Ms. Schoendorf has been a managing partner with Mohr, Davidow Ventures, a venture capital firm, since June 1993.  Previously, she served as director of systems software development at Sun Microsystems, Inc., a provider of network computing products and services, from 1988 to 1989, as an officer and Vice President of Research and Development and Product Development at Software Publishing Corporation, an international supplier of business productivity software, from 1985 to 1988, and as an engineering section manager at Hewlett-Packard Company, a global technology company, from 1976 to 1985.  She currently serves on the Board of Directors of Agile Software Corporation, a provider of product lifecycle management solutions, as well as several privately held companies.  Ms. Schoendorf holds a Bachelor of Science degree in Computer Science and Mathematics from Iowa State University and a Master of Business Administration degree from the University of Santa Clara.

Eric J. Keller has served on our Board of Directors since March 2006.  Since October 2008, Mr. Keller has been the chief operating officer of Kleiner Perkins Caufield and Byers, a venture capital firm.  Previously, he was the chief executive officer of Movaris, Inc., a financial software company, from March 2004 until its merger with Trintech Group Plc in February 2008.  From September 2003 to February 2004 and from September 2001 to December 2001, Mr. Keller served as a consultant to various technology companies.  Mr. Keller holds a BS degree from Cornell University and an MBA degree from the University of California, Berkeley.

Directors Continuing in Office Until the 2011 Annual Meeting

Philip A. Marineau has served on our Board of Directors since February 2007 and currently is the chairman of the Board.  Since October 2008, Mr. Marineau has been partner of LNK Partners, a private equity firm.  From 1999 to 2006, Mr. Marineau served as the President and Chief Executive Officer of Levi Strauss, & Co. From 1997 to 1999, he served as President and Chief Executive Officer of Pepsi-Cola North America.  He currently serves on the Board of Directors of Meredith Corporation and is the chair of Meredith Corporation’s Audit Committee.  Mr. Marineau holds a Bachelor of Arts degree from Georgetown University and a Master of Business Administration degree from Northwestern University.

There are no family relationships among any of our directors and executive officers.

Executive Officers

The following is biographical information for our executive officers as of April 8, 2009 not discussed above.

Name	Age	Position
Mark J. Rubash	51	Senior Vice President and Chief Financial Officer
Dwayne A. Black	41	Senior Vice President, Operations
Peter C. Elarde	44	Senior Vice President and Chief Marketing Officer
Douglas J. Galen	47	Senior Vice President, Business and Corporate Development

Mark J. Rubash has served as our Chief Financial Officer since November 2007.  Prior to joining Shutterfly, Mr. Rubash was the Chief Financial Officer of Rearden Commerce from August 2007 to November 2007 and previous to that, Mr. Rubash was a Senior Vice President at Yahoo! Inc. from February 2007 to July 2007.  Prior to joining Yahoo!, Mr. Rubash held various senior positions at eBay Inc. from February 2001 to July 2005.  From January 2000 to November 2000, Mr. Rubash was the Chief Financial Officer at Critical Path, Inc.  From October 1987 to January 2000, Mr. Rubash was an audit partner at PricewaterhouseCoopers, LLP, where he served as the Global Leader for their Internet Industry Practice and Practice Leader for their Silicon Valley Software Industry Practice.  Mr. Rubash received his Bachelor of Science degree in Accounting from California State University, Sacramento.  Mr. Rubash is currently a member of the Board of Directors of Intuitive Surgical, Inc., a provider of advanced surgical systems, and Line 6, Inc., a privately-held music products manufacturer.

Dwayne A. Black has served as our Senior Vice President, Operations since February 2007.  Prior to joining Shutterfly, Mr. Black held multiple positions at Banta Corporation, a leading provider of printing and digital imaging solutions to publishers and direct marketers owned by RR Donnelley, including Vice President of Operations, from 1994 to 2006.  Mr. Black attended the Engineering program at Purdue University.

Peter C. Elarde has served as our Senior Vice President and Chief Marketing Officer since March 31, 2009.  Mr. Elarde joined the company in 2001 and served as Vice President of the Services Business from June 2008 to March 2009 and Vice President of Product Marketing from 2001 to June 2008.  Prior to joining Shutterfly, Mr. Elarde was Vice President of Product Development for Achieva.com, a provider of online college prep programs, from March 2001 to September 2001.  From 1994 to 2000 he held various positions with Tom Snyder Productions, an educational software publisher, including Vice President of Marketing and Sales.  Mr. Elarde holds a Bachelor of Science degree in Electrical Engineering from Yale College and a Master of Business Administration degree from Stanford University.

Douglas J. Galen has served as our Senior Vice President, Business and Corporate Development since March 2005.  Prior to joining Shutterfly, Mr. Galen served as President of Fourth Fleet Financial Inc., an auto finance company, from March 2004 to March 2005, as Vice President of New Ventures for eBay from April 2001 to March 2004, and Vice President of Sales and Business Development for E-LOAN, Inc., a provider of loans, lines of credit and credit card referrals, from June 1997 to December 2000.  Mr. Galen serves on the Board of Directors of Positive Coaching Alliance.  He holds a Bachelor of Arts degree in Economics and a Master of Business Administration degree in Real Estate and Finance from the University of California, Berkeley.

Independence of the Board of Directors and its Committees

As required under The NASDAQ Stock Market listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the board.  Our Board of Directors consults with our counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in applicable NASDAQ listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and Shutterfly, Inc., our senior management and our independent registered public accounting firm, our Board of Directors believes that five of our directors are independent as required by the rules of The NASDAQ Stock Market: Philip A. Marineau, Eric J. Keller, Stephen J. Killeen, Nancy J. Schoendorf and James N. White.

Ms. Schoendorf and Mr. White are affiliated with two of our stockholders, Mohr, Davidow Ventures and Sutter Hill Ventures, respectively, and were initially appointed to our Board of Directors under the provisions of a voting agreement between us and certain of our stockholders prior to our initial public offering.  Upon the completion of our initial public offering, the voting agreement was terminated.

As required under applicable NASDAQ listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.  All of the committees of our Board of Directors are comprised entirely of directors determined by the Board to be independent within the meaning of applicable NASDAQ listing standards.

Information Regarding the Board of Directors and its Committees

Our Board of Directors has an Audit Committee, a Compensation Committee and a Governance Committee.  The following is membership and meeting information for each of these committees during the fiscal year ended December 31, 2008, as well as a description of each committee and its functions.

Name	Audit Committee		Compensation Committee		Governance Committee
Patricia A. House(1)	X		X	*
Eric J. Keller	X	*
Stephen Killeen			X		X	*
Philip A. Marineau(2)	X
Nancy J. Schoendorf(3)			X	*	X
James N. White	X				X
Total meetings in fiscal year 2008	7		8		1

*       Committee Chairperson

(1) Ms. House resigned from the Board of Directors and from positions on its committees effective March 18, 2009.

(2) Upon Ms. House’s departure from our Board of Directors, the Board of Directors appointed Mr. Marineau as a member of the Audit Committee.

(3) Upon Ms. House’s departure from our Board of Directors, the Board of Directors appointed Ms. Schoendorf as chair of the Compensation Committee.

Audit Committee

The Audit Committee operates pursuant to a written charter that is available on our website at http://www.shutterfly.com.  The Audit Committee oversees the integrity of our accounting and financial reporting process and the audits of our financial statements.  Among other matters, the Audit Committee is directly responsible for the selection, compensation, retention and oversight of our independent registered public accounting firm; reviewing our independent registered public accounting firm’s continuing independence; approving the fees and other compensation to be paid to our independent registered public accounting firm; pre-approving all audit and non-audit related services provided by our independent registered public accounting firm; reviewing and discussing with management and our independent registered public accounting firm the results of the quarterly and annual financial statements; reviewing and discussing with management and our independent registered public accounting firm our selection, application and disclosure of our critical accounting policies; discussing with our independent registered public accounting firm both privately and with management the adequacy of our accounting and financial reporting processes and systems of internal control; reviewing any significant deficiencies and material weaknesses in the design or operation of the internal control over financial reporting; and annually reviewing and evaluating the composition and performance of the Audit Committee, including the adequacy of the Audit Committee charter.

The current members of our Audit Committee are Eric J. Keller, who is the chair of the Audit Committee, Philip A. Marineau and James N. White.  Ms. House resigned from Shutterfly’s Board of Directors, including its Audit and Compensation Committees, as of March 18, 2009.  We believe that each of Mr. Keller, Mr. Marineau and Mr. White is an “independent director” under the applicable rules and regulations of the SEC and the NASDAQ Stock Market.  Mr. Keller is our Audit Committee financial expert, as defined under applicable SEC rules.  We believe that each member of our Audit Committee meets the requirements for independence and financial literacy under the applicable rules and regulations of the NASDAQ Stock Market.

Compensation Committee

The Compensation Committee operates pursuant to a written charter that is available on our website at http://www.shutterfly.com.  The Compensation Committee evaluates, recommends and approves arrangements, plans, policies and programs relating to compensation and benefits of our officers and employees.  Among other matters, the Compensation Committee is responsible for annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and other executive officers; evaluating the performance of these officers in light of those goals and objectives and setting the compensation of these officers based on such evaluations; administering and interpreting our cash and equity-based compensation plans; annually reviewing and making recommendations to the Board of Directors with respect to all cash and equity-based incentive compensation plans and arrangements; and annually reviewing and evaluating the composition and performance of the Compensation Committee, including the adequacy of the Compensation Committee charter.  The Compensation Committee engages outside consultants to provide compensation data and consulting services.  In 2008, such experts included Towers Perrin.  The committee has delegated authority to our Chief Executive Officer to grant equity awards for up to 35,000 stock options and 14,000 restricted stock units to employees, who are not directors of the company or executive officers.

The agenda for meetings of the Compensation Committee is determined by its chair with the assistance of our Chief Executive Officer, Chief Financial Officer and Vice President, Human Resources.  Compensation Committee meetings are regularly attended by the Chief Executive Officer, the Chief Financial Officer, the Vice President, Human Resources and Vice President, Legal.  The Compensation Committee’s chair reports the committee’s recommendations on executive compensation to the Board.  The Compensation Committee reviews the total fees paid to outside consultants to ensure that the consultant maintains its objectivity and independence when rendering advice to the committee.

The current members of our Compensation Committee are Nancy J. Schoendorf, who is the chair of the Compensation Committee, and Stephen J. Killeen.  We believe that each of Ms. Schoendorf and Mr. Killeen is (a) an “independent director” under the applicable rules and regulations of the NASDAQ Stock Market, (b) a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, and (c) an “outside director,” as that term is defined under Section 162(m) of the Internal Revenue Code of 1986.

Governance Committee

The Governance Committee operates pursuant to a written charter that is available on our website at http://www.shutterfly.com.  The Governance Committee is responsible for making recommendations to the Board of Directors regarding candidates for directorship and the structure and composition of our Board of Directors and committees of the Board of Directors.  Among other things, the Governance Committee is responsible for identifying, evaluating and nominating candidates for appointment or election as members of our Board of Directors; developing, recommending and evaluating a code of conduct and ethics applicable to all of our employees, officers and directors and a code applicable to our chief executive officer and a senior finance department personnel; recommending that our Board of Directors establish special committees as may be necessary or desirable from time to time; recommending policies and procedures for stockholder nomination of directors and annually reviewing and evaluating the composition and performance of the Governance Committee, including the adequacy of the Governance Committee charter.

  The current members of our Governance Committee are Stephen J. Killeen, who is the chair of the Governance Committee, James N. White and Nancy J. Schoendorf.  We believe that each of Mr. Killeen, Mr. White and Ms. Schoendorf is an “independent director” under the applicable rules and regulations of the NASDAQ Stock Market.

All nominees for the Board should be committed to enhancing long-term stockholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity.  The Governance Committee’s goal is to identify potential directors who can make significant contributions to our ability to fulfill our vision and mission, uphold our company values and achieve our corporate goals.  The Governance Committee may from time to time assess the appropriate skills and characteristics required of our Board of Directors, including such factors as independence, diversity, integrity, skills, financial and other expertise, breadth of experience, knowledge about our business and industry, and willingness to devote adequate time and effort to Board of Director responsibilities.  In evaluating potential candidates for the Board of Directors, the Governance Committee considers these factors in the light of the specific needs of the Board of Directors at that time.  Each member of our Board of Directors is expected to thoroughly prepare for, attend and actively participate in meetings of the Board of Directors and committees on which they serve.

The Governance Committee will consider director candidates recommended by stockholders.  The Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above and based on whether or not the candidate was recommended by a stockholder.  Stockholders who wish to recommend individuals for consideration by the Governance Committee to become nominees for election to the Board at an annual meeting of stockholders must do so in accordance with the procedures set forth in “When are stockholder proposals due for next year’s Annual Meeting?” in this proxy statement.  Each submission must set forth: the name and address of the stockholder on whose behalf the submission is made; the class and number of our shares that are owned beneficially by such stockholder as of the date of the submission; and the candidate’s written consent to being named in such proxy statement as a nominee and to serving as a director if elected.  Stockholders’ nominations of directors must be addressed to Corporate Secretary, Shutterfly, Inc., 2800 Bridge Parkway, Redwood City, CA 94065.  To date, the Governance Committee has not received a director nominee from a stockholder or stockholders holding more than five percent of our voting stock.

Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance

Our Board of Directors met seven (7) times during the last fiscal year.  During 2008, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served.

We encourage all of our directors and nominees for director to attend our Annual Meeting of stockholders.  All of our directors and nominees attended our 2008 Annual Meeting of the stockholders.

Stockholder Communications with the Board of Directors

Should stockholders wish to communicate with the Board, such correspondences should be sent to the attention of the company’s Secretary, at 2800 Bridge Parkway, Redwood City, California 94065.  The company’s Secretary will forward the communication to the Board members.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is comprised entirely of independent directors.  None of the members of our Compensation Committee has at any time been one of our officers or employees.  None of our executive officers serves or in the past has served as a member of the Board of Directors or Compensation Committee of any entity that has one or more of its executive officers serving on our Board of Directors or our Compensation Committee.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Conduct and Ethics that applies to all of our officers, directors and employees.  We have also adopted an additional written code of ethics, the Code of Conduct and Ethics for Chief Executive Officer and Senior Finance Department Personnel, that applies to our principal executive officer, principal financial officer, principal accounting officer, controller and other employees of the finance department designated by our Chief Financial Officer.  These codes are available on our website at http://www.shutterfly.com.  If we make any substantive amendments to the codes or grant any waiver from a provision of the codes to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means then required by NASDAQ listing standards or applicable law.

PROPOSAL NO. 2
REAPPROVAL OF THE SECTION 162(M) PROVISIONS
OF THE 2006 EQUITY INCENTIVE PLAN

General

Our 2006 Equity Incentive Plan (the “Plan”), was adopted by our Board of Directors on June 20, 2006 and approved by our stockholders and became effective on September 29, 2006 in connection with our initial public offering.  The Plan provides for (i) the granting to our employees (including officers and employee directors), or employees of a parent or subsidiary of ours, of incentive stock options, or ISOs, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) the granting to employees, officers, employee and non-employee directors, consultants and advisors of nonqualified stock options, or NQSOs, shares of restricted stock, restricted stock units, stock bonuses, performance shares and stock appreciation rights.

We believe that our future success and our ability to remain competitive are dependent on our continuing ability to attract, retain and motivate highly skilled management, sales, marketing and engineering personnel.  Competition for these people in our industry is intense.  Traditionally, a cornerstone of our method for attracting and retaining top caliber employees has been our equity-based compensation programs, including the grant of stock options and other equity awards under the Plan.  Allowing employees to participate in owning shares of our Common Stock helps align the objectives of our stockholders and employees and is important in attracting, motivating and retaining the highly skilled personnel that are essential to our success.

Proposal

On March 21, 2009, our Board of Directors approved this Proposal No. 2 for inclusion in the agenda for our 2009 Annual Meeting.  The material terms of the Plan are described below under “Summary of the 2006 Equity Incentive Plan.”  No changes are being proposed with regard to the terms of the Plan at this time.

We are asking our stockholders to approve the material terms of the Plan as they relate to Code Section 162(m) to preserve corporate income tax deductions that may become available to us pursuant to Section 162(m).

Pursuant to Section 162(m), we generally may not deduct for federal income tax purposes compensation paid to our Chief Executive Officer and our three most highly compensated officers excluding our Chief Financial Officer (referred to in the Code as “covered employees”) to the extent that any of these persons receive more than $1.0 million in compensation in any single year.  However, if the compensation qualifies as “performance-based” for Section 162(m) purposes, it is not subject to the $1 million deduction limit.  In order for awards under the Plan to continue to be able to qualify as performance-based compensation, our stockholders must approve the material terms of the Plan governing performance-based compensation.  These terms are: (a) the annual limit on shares that may be granted under the Plan (1,000,000 shares per person in any calendar year, increased to 2,000,000 shares to any new employee in the year of his or her employment commencement), and (b) the Performance Factors listed in the Plan summary below that may govern awards under the Plan.

We believe that we must retain the flexibility to respond to changes in the market for top employees and offer compensation packages that are competitive with those offered by others in our industry.  In the event we are motivated by competitive forces to offer compensation in excess of $1 million to covered persons, our Board of Directors believes it would be in our best interest and those of our stockholders to be able to deduct such compensation for federal income tax purposes.

If stockholder approval of this proposal is obtained, we will be able to grant to our covered employees performance based-compensation under the Plan that is deductible without regard to the $1 million limit.  If stockholder approval of this proposal is not obtained, then we will only be able to grant deductible compensation under the Plan to the extent permitted under and without the benefit of Section 162(m).

To be approved, Proposal No. 2 requires the affirmative vote of the majority of shares of Common Stock entitled to vote and present in person or represented by proxy at the Annual Meeting and who vote for or against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR REAPPROVAL OF
THE SECTION 162(M) PROVISIONS OF OUR 2006 EQUITY INCENTIVE PLAN.

Summary of the 2006 Equity Incentive Plan

The following summary of the Plan as currently in effect is qualified in its entirety by the specific language of the Plan.

Purpose.  The purpose of the Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the company, and any Parents and Subsidiaries that exist now or in the future, by offering them an opportunity to participate in the company’s future performance through the grant of awards under the Plan.

Shares Reserved for Issuance Under the Plan. As of March 25, 2009, the total number of shares reserved for issuance under the Plan was 4,662,506 shares and approximately 275 employees and directors were eligible to participate in the Plan.  No more than 7,000,000 shares may be issued pursuant to the exercise of ISOs.  The number of shares reserved for issuance under the Plan will be increased automatically on January 1 of each year for three years (starting January 1, 2008 through January 1, 2010) by a number equal to the lesser of:

●	4.62% of the shares of common stock outstanding on the December 31 immediately prior to the date of increase; or

●	a lesser number of shares determined by our Board of Directors.

In addition, shares under our 1999 Stock Plan not issued or subject to outstanding grants on the date of this prospectus, and any shares issued under the 1999 Stock Plan that are forfeited or repurchased by us or that are issuable upon exercise of options that expire or become unexercisable for any reason without having been exercised in full, will be available for grant and issuance under the Plan.  The shares may be authorized but unissued or reacquired shares.  In addition, shares will again be available for grant and issuance under our 2006 Equity Incentive Plan that are subject to (i) issuance upon exercise of any option granted under our 2006 Equity Incentive Plan and that cease to be subject to the option for any reason other than exercise of the option; (ii) an award granted under our 2006 Equity Incentive Plan and that are subsequently forfeited or repurchased by us at the original issue price; or (iii) an award granted under our 2006 Equity Incentive Plan that otherwise terminates without shares being issued.   We will adjust the number of shares available for grant under the Plan (and any outstanding options and the per-person numerical limits on options) as appropriate to reflect any stock splits, stock dividends, recapitalizations or other changes to our capital structure.

Plan Administration.  The Plan is administered by our compensation committee, all of the members of which are non-employee directors under applicable federal securities laws and outside directors as defined under applicable federal tax laws.  The compensation committee will have the authority to construe and interpret the plan, grant awards and make all other determinations necessary or advisable for the administration of the plan.

Eligibility.  Employees, officers, directors, consultants, independent contractors and advisors of Shutterfly or any parent or subsidiary of Shutterfly are eligible to receive NQSOs, restricted stock awards, restricted stock units, stock bonus awards, stock appreciation rights and performance shares.  Only our employees and those of any parent or subsidiary of Shutterfly, including officers and directors who are also employees, are eligible to receive ISOs.

Awards. The Plan authorizes the award of stock options, restricted stock awards, stock appreciation rights, restricted stock units and stock bonuses.

Annual Limit.  No person is eligible to receive more than 1,000,000 shares in any calendar year under the Plan other than a new employee of ours or a new employee of any parent or subsidiary of ours, who will be eligible to receive no more than 2,000,000 shares under the Plan in the calendar year in which the employee commences employment.

Performance Factors.  Awards granted under the Plan may be granted pursuant to performance factors.  Performance Factors means the factors selected by the Committee from among the following measures (whether or not in comparison to other peer companies) to determine whether the performance goals established by the Committee and applicable to awards have been satisfied; net revenue and/or net revenue growth; earnings per share and/or earnings per share growth; earnings before income taxes and amortization and/or earnings before income taxes and amortization growth; operating income and/or operating income growth; net income and/or net income growth; total stockholder return and/or total stockholder return growth; return on equity; operating cash flow return on income; adjusted operating cash flow return on income; economic value added; individual business objectives; and company specific operational metrics.

Transferability.  Generally, awards granted under the plan may not be transferred.

Amendment or Termination.  Our board of directors may at any time terminate or amend the Plan in any respect, including, without limitation, amendment of any form of award agreement or instrument to be executed pursuant to the Plan; provided, however, that the Board will not, without the approval of our stockholders, amend the Plan in any manner that requires stockholder approval.  Unless earlier terminated, the Plan terminates ten years from the date it was adopted by our board of directors, which was June 20, 2006.

Stock Options.  The Plan provides for the grant of nonstatutory stock options as well as incentive stock options, which qualify under Section 422 of the Internal Revenue Code and may be granted only to our employees or employees of any parent or subsidiary of ours.  No more than 7,000,000 shares will be issued pursuant to the grant of incentive stock options.  The grant date of an option is the date on which the compensation committee makes the determination to grant the option or specified future date.  The exercise price of incentive stock options granted to 10% stockholders must be at least equal to 110% of that value.  The exercise price of nonqualified stock options will be determined by our compensation committee at the time of grant.  Our compensation committee may provide for options to be exercised only as they vest or to be immediately exercisable with shares issued subject to our right of repurchase that lapses as the shares vest.  In general, options will vest over a four-year period.  The maximum term of options granted under our 2006 Equity Incentive Plan is ten years.

Restricted Stock Awards.  A restricted stock award is an offer by us to sell shares of our common stock subject to restrictions.  The price of a restricted stock award will be determined by the compensation committee.  Unless otherwise determined by the compensation committee at the time of award, vesting ceases on the date the participant no longer provides service to us and unvested shares are forfeited to us.

Stock Bonus Awards.  Stock bonus awards are granted as additional compensation for service and/or performance, and therefore are not issued in exchange for cash.

Stock Appreciation Rights.  Stock appreciation rights provide for a payment, or payments, in cash or shares of common stock, to the holder based upon the difference between the fair market value of our common stock on the date of exercise over the stated exercise price up to a maximum amount of cash or number of shares.  Stock appreciation rights may vest based on time or achievement of performance conditions.

Restricted Stock Units.  Restricted stock units represent the right to receive shares of our common stock at a specified date in the future, subject to forfeiture of such right due to termination of employment or failure to achieve certain performance conditions.  If the restricted stock unit has not been forfeited, then on the date specified in the restricted stock unit agreement, we will deliver to the holder of the restricted stock unit whole of our common stock (which may be subject to additional restrictions), cash or a combination of our common stock and cash.

Performance Shares.  A performance share award is an award denominated in shares that are subject to performance factors that may be settled in cash or by issuance of those shares (which may consist of restricted stock).

  Effect of Corporate Transaction. In the event of a corporate transaction (as defined in the Plan) any or all outstanding awards may be assumed or substituted by the successor company.  Outstanding awards that are not assumed or substituted will expire upon the foregoing transactions on such terms and conditions as determined by our board of directors.  Notwithstanding the foregoing, however, awards granted to our non-employee directors will have their vesting accelerated and such awards shall become exercisable in full in the event of a corporate transaction (as defined in the Plan).

U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

  Incentive Stock Options.  An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax.  Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss.  If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares.  Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as long-term or short-term capital gain or loss, depending on the holding period.

Nonstatutory Stock Options.  An optionee does not recognize any taxable income at the time he or she is granted a NQSO.  Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price.  Any taxable income recognized in connection with an option exercise by our employee is subject to tax withholding by us.  We are generally entitled to a deduction in the same amount as the ordinary income recognized by the optionee.  Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee’s exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.

Restricted Stock.  A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the date our right of repurchase lapses (i.e. the date the award vests).  If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes.  The participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition of the shares be a date earlier than the date our repurchase rights lapses, provided such election is made no later than 30 days after the participant acquires the shares.  Upon the sale of shares acquired pursuant to a restricted stock award pursuant to which an election pursuant to Section 83(b) of the Code has been made, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as short term or long term capital gain or loss, depending on the holding period.  Any taxable income recognized in connection with the grant of restricted stock by our employee is subject to tax withholding by us.  The company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant.

Stock Appreciation Rights.  No taxable income is reportable when a stock appreciation right is granted to a participant.  Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of the shares received, and if granted to an employee, tax withholding is generally due.  Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss, depending on the holding period.  The company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant.

Stock Bonuses.  A participant generally will recognize ordinary income upon the grant of a stock bonus equal to the fair market value of our shares on the date of grant.  Such ordinary income generally is subject to withholding by us.  The company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant.

Restricted Stock Units and Performance Shares.  A participant generally will recognize no income upon the grant of a restricted stock unit or performance share.  Upon the settlement and/or payment of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any nonrestricted shares received.  If the participant is an employee, such ordinary income generally is subject to withholding taxes.  If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above (see discussion under “Restricted Stock”).  Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value will be taxed as capital gain or loss, depending on the holding period.  The company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant.

Plan Benefits

The future grant of options under the Plan to:

●	our Chief Executive Officer;

●	our other named executive officers;

●	all current executive officers as a group; and

●	all current employees (excluding executive officers), as a group,

are not determinable in advance because these grants are subject to the discretion of the Compensation Committee.  As discussed below, each non-employee director who joins our Board of Directors will receive an initial option grant for 50,000 shares on the date such person first becomes a member of our Board of Directors and the Chairman of the Board is entitled to an initial stock option grant of 35,000 shares.  At the time of each of our annual stockholders’ meetings, each independent, non-major stockholder affiliated director who will continue to be a director after that meeting will automatically be granted an additional option for 10,000 shares of our common stock, the Board Chairman will receive an additional option for 10,000 shares and the Audit Committee Chair will receive an additional option for 8,333 shares.  Each director who received an initial grant or an annual refresh grant within twelve (12) months prior to the date of the annual meeting of stockholders shall be granted a pro-rated refresh grant.

History of Grants Under the Plan

Our Chief Executive Officer, other named executive officers, current executive officers as a group, current non-employee directors as a group and current employees (excluding executive officers and directors) as a group have been granted awards under the Plan, over the life of the Plan, through March 25, 2009, as follows:

Name and Position	Number of Underlying Awards
Jeffrey T. Housenbold, President and Chief Executive Officer	887,000
Mark J. Rubash, Senior Vice President and Chief Financial Officer	180,000
Dwayne A. Black, Senior Vice President, Operations	232,000
Douglas J. Galen, Senior Vice President, Business and Corporate Development	202,150
Kathryn E. Olson, Chief Marketing Officer	235,350
All executive officers* (5 persons)	1,736,500
All non-employee directors (5 persons)	285,662
All employees (excluding executive officers)	2,380,467

* Includes Mr. Housenbold, Mr. Rubash, Mr. Black, Mr. Galen and Ms. Olson as our executive officers as of March 25, 2009.  This grouping does not include Mr. Elarde since he was not an executive officer as of March 25, 2009.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has engaged PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009, and is seeking ratification of such selection by our stockholders at the annual meeting.  PricewaterhouseCoopers LLP has audited our financial statements since 2001.  Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting.  They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.  However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice.  If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP.  Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Shutterfly and our stockholders.

To be approved, the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy.  Abstentions and broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table provides information regarding the fees incurred by PricewaterhouseCoopers LLP during the fiscal years ended December 31, 2008 and 2007.  All fees described below were approved by the Audit Committee.

	Fiscal Year Ended December 31,
	2008	2007
Audit Fees	$1,513,192	$1,804,100
Audit-Related Fees	-	-
Tax Fees	50,000	17,700
All Other Fees	1,500	1,500
Total Fees	$1,564,692	$1,823,300

Audit Fees

Audit fees of PricewaterhouseCoopers LLP during the 2008 and 2007 fiscal years include the aggregate fees incurred for the audits of the company’s annual consolidated financial statements and the reviews of each of the quarterly consolidated financial statements included in the company’s Quarterly Reports on Form 10-Q.  The audit fees also included the audit of the effectiveness of our internal controls pursuant to Section 404 of the Sarbanes-Oxley Act.

Tax Fees

Tax fees include the aggregate fees billed for services rendered for tax compliance, research and development, tax advice, and tax planning.

All Other Fees

Other fees include the aggregate fees for access to online accounting and tax research software applications and data.

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services provided by its independent registered public accounting firm.  This policy is set forth in the charter of the Audit Committee and available at www.shutterfly.com.

The Audit Committee considered whether the non-audit services rendered by PricewaterhouseCoopers LLP were compatible with maintaining PricewaterhouseCoopers LLP’s independence as the independent registered public accounting firm of the company’s consolidated financial statements and concluded they were.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of March 25, 2009:

●	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

●	each of our directors;

●	each named executive officer as set forth in the summary compensation table below; and

●	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.  Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 25, 2009, are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Percentage ownership of our common stock in the table is based on 25,161,991 shares of our common stock outstanding on March 25, 2009.  Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Shutterfly, Inc., 2800 Bridge Parkway, Redwood City, California 94065.

	Shares of Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Number	Approx. Percentage
5% Stockholders:
Entities affiliated with James H. Clark (2)	4,454,343	18%
Wellington Management Company (3)	2,684,858	11%
Wells Fargo & Company and affiliated entities (4)	2,558,868	10%
Daruma Asset Management (5)	2,431,250	10%
Directors and Executive Officers:
Nancy J. Schoendorf (6)	63,881	*
James N. White (7)	213,683	1%
Eric J. Keller (8)	83,514	*
Philip A. Marineau (9)	81,909	*
Stephen J. Killeen (10)	42,659	*
Jeffrey T. Housenbold (11)	1,459,312	6%
Mark J. Rubash (12)	103,125	*
Stanford S. Au (13)	----	*
Dwayne A. Black (14)	75,937	*
Douglas J. Galen (15)	243,124	1%
Kathryn E. Olson (16)	97,132	*

All 11 directors and executive officers as a group (17)	2,464,276	10%
______________________________________

*         Represents beneficial ownership of less than one percent of the outstanding shares of common stock.

(1)
Represents shares of the company’s common stock held and options held by such individuals that were exercisable within 60 days of March 25, 2009.  Reported numbers do not include options, restricted stock units or performance-based restricted stock units that vest more than 60 days after March 25, 2009.  Restricted stock units and performance-based restricted stock units are awards granted by the company and payable, subject to vesting requirements, in shares of the company’s common stock.

(2)
Consists of 4,454,343 shares beneficially owned by entities affiliated with James H. Clark in which it has (a) 4,396,120 shares held by Monaco Partners, L.P., and (b) 58,223 shares held by JHC Investments, LLC.  James H. Clark is the owner of Clark Ventures, Inc., which is the general partner of Monaco Partners, L.P.  Monaco Partners, L.P. is the managing member of JHC Investments, LLC.  Mr. Clark has sole voting and investment power over the shares held by Monaco Partners, L.P. and JHC Investments LLC.  The address of Mr. Clark is 1700 Seaport Blvd., 4th Floor, Redwood City, CA 94063 and the address of the entities listed above is 777 East William Street #201, Carson City, NV 89701.  Mr. Clark is a former member of our Board of Directors.

(3)
Wellington Capital Management, LLP stated in its Schedule 13G/A filing with the SEC on February 17, 2009, that of the 2,684,858 shares beneficially owned, it has (a) sole voting power with respect to none of the shares; (b) shared voting power with respect to 1,630,358 shares; (c) sole dispositive power with respect to none of the shares and (d) shared dispositive power with respect to 2,684,858 shares.  According to the 13G/A filing, the address of Wellington Capital Management is 75 State Street, Boston, MA 02109.

(4)
Wells Fargo & Company, including its wholly-owned subsidiaries Wells Capital Management Incorporated, Wells Fargo Funds Management LLC, and Wells Fargo Bank, N.A. stated in its Schedule 13G/A filing with the SEC on March 10, 2009 that, of the 2,558,868 shares beneficially owned, it has (a) sole voting power with respect to 1,675,798 shares and (b) sole dispositive power with respect to 2,558,868 shares.  According to the 13G/A filing, the address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, CA 94163.  Wells Capital Management Incorporated, a wholly-owned subsidiary of Wells Fargo & Company and an investment advisor registered under the Investment Advisers Act of 1940 stated that of the aggregate 2,558,868 shares beneficially owned, it has (a) sole voting power with respect to 700,000 shares and (b) sole dispositive power with respect to 2,558,868 shares.  According to the 13G/A filing, the address of Wells Capital Management Incorporated is 525 Market Street, San Francisco, CA 94105.

(5)
Daruma Asset Management, Inc. and Mariko O. Gordon stated in Schedule 13G filed with the SEC on February 13, 2009 that of the 2,431,250 shares beneficially owned, it has (a) sole voting power over 778,100 shares and (b) sole dispositive power over 2,431,250 shares.  According to the 13G filing, the address of Daruma Asset Management is 80 West 40th Street, 9th Floor, New York, NY 10018.

(6)
Consists of 60,548 shares in which Ms. Schoendorf has sole voting power and dispositive power and 3,333 shares subject to options exercisable within 60 days of March 25, 2009.  The address of Ms. Schoendorf is 3000 Sand Hill Road, Building 3, Suite 290, Menlo Park, CA 94025.

(7)
Consists of (a) 131,731 shares held by Sutter Hill Ventures, a California Limited Partnership (“SHV”), (b) 1,684 shares held by SHV Profit Sharing Plan for the benefit of James N. White, (c) 32,769 shares held by James N. White and Patricia A. O’Brien as Trustees of The White Family Trust U/A/D 4/3/97, and (d) 47,499 shares subject to options that are exercisable within 60 days of March 25, 2009.  Mr. White has shared voting and investment power with respect to the shares held by SHV, sole voting and investment power with respect to the shares held by SHV Profit Sharing Plan for the benefit of James N. White and shared voting and investment power with respect to the shares held by The White Family Trust.  Mr. White disclaims beneficial ownership of the shares held by SHV and The White Family Trust except to the extent of his individual pecuniary interest in SHV and The White Family Trust.  The address of SHV and Mr. White is 755 Page Mill Road, Suite A-200, Palo Alto, CA 94304-1005.

(8)	Consists of 83,514 shares subject to options that are exercisable within 60 days of March 25, 2009.

(9)	Consists of 3,000 shares in which Mr. Marineau has sole voting power and dispositive power and 78,909 shares subject to options that are exercisable within 60 days of March 25, 2009.

(10)	Consists of 42,659 shares subject to options that are exercisable within 60 days of March 25, 2009.

(11)	Consists of 37,000 shares in which Mr. Housenbold has sole voting power and dispositive power and 1,422,312 shares subject to options that are exercisable within 60 days of March 25, 2009.

(12)	Consists of 7,500 shares in which Mr. Rubash has sole voting power and dispositive power and 95,625 shares subject to options that are exercisable within 60 days of March 25, 2009.

(13)
Mr. Au’s shares were canceled on February 28, 2009, due to termination of employment effective September 2, 2008.  Based upon review of statements filed with the SEC pursuant to section 13(d) or 13(g) of the Securities Exchange Act of 1934, the company is not aware of any shares of company common stock beneficially owned by Mr. Au.

(14)	Consists of 75,937 shares subject to options that are exercisable within 60 days of March 25, 2009.

(15)	Consists of 243,124 shares subject to options that are exercisable within 60 days of March 25, 2009.

(16)
Consists of 1,300 shares in which Ms. Olson has sole voting power and dispositive power and 95,832 shares subject to options that are exercisable within 60 days of March 25, 2009.  Ms. Olson was one of our named executive officers as of December 31, 2008.  On March 25, 2009, Ms. Olson resigned as Chief Marketing Officer of the company but continues to provide services to the company in a transitional capacity through June 5, 2009.

(17)
For the executive officers, this group includes Mr. Housenbold, Mr. Rubash, Mr. Black, Mr. Galen and Ms. Olson as of March 25, 2009.  This grouping does not include Mr. Elarde since he was not an executive officer as of March 25, 2009.  Includes 2,188,844 shares subject to options that are exercisable within 60 days of March 25, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities.  Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2008, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except that one Form 4 for Stanford Au covering one transaction, one Form 4 for Dwayne A. Black covering one transaction, one Form 4 for Theodore Blegen covering one transaction, one  Form 4 for Douglas J. Galen covering one transaction, one Form 4 for John A. Kaelle covering one transaction, one Form 4 for Kathryn E. Olson covering one transaction and one Form 4 for Mark J. Rubash covering one transaction were filed one day late in June 2008.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides qualitative information and context for the information presented in the Summary Compensation table and other tables and narrative that follow.  This section describes (1) the objectives and philosophy underlying our executive compensation policies and decisions; (2) the primary elements of our executive compensation programs; (3) the process by which we establish executive compensation programs and awards; (4) our 2008 compensation programs and awards earned under those programs by our Chief Executive Officer, Chief Financial Officer and the other executive officers listed in the Summary Compensation tables below; and (5) the reasons for our decisions regarding their compensation.  We refer to these executive officers as our “named executive officers” elsewhere in this proxy statement.  The Compensation Committee of our Board of Directors (the “Committee”) plays an active role in all aspects of executive compensation.

For additional information on the broader market factors that influenced the Committee’s decisions relating to 2008 executive compensation, please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2008.

Compensation Objectives and Corporate Philosophy

The objective of our executive compensation programs are to attract, motivate and retain the exceptional leaders we need to drive stockholder value, fulfill our vision and mission, uphold our company values and achieve our corporate goals.  These elements and our specific compensation objectives are more fully described below.

●	Our Vision: Our vision is to make the world a better place by helping people share life’s joy.

●	Our Mission: Our mission is to build an unrivaled service that enables deeper, more personal relationships between our customers and those who matter most in their lives.

●
Our Values:  We passionately pursue excellence in everything we do.  We inspire customers and each other to be creative and to achieve more than was thought possible.  We act as owners of Shutterfly, doing the right thing proactively, decisively and based on facts.  We are committed to supporting each other and providing great service, quality and value to our customers.  We treat each other and our customers as we would want to be treated.

●
Our Corporate Goals:  Each year, we establish overall corporate financial and non-financial goals as an integral part of our strategy to improve company performance and increase stockholder value.  Our executive compensation programs and decisions are designed to create incentives for outstanding execution and to reward employees for their contributions towards achieving such goals.  The specific goals, and their relationship to executive compensation, are discussed more fully below.

    Our executive compensation programs are specifically designed to:

●	Attract Top Talent. Attract executives who have the skills and experience necessary to achieve our corporate goals.

●	Retain High Performers. Retain executives who continue to perform at a high level.

●
Engage Individuals through Pay-for-Performance. Reinforce a sense of ownership, urgency and overall entrepreneurial spirit among executives by rewarding them fairly over time, and by linking a significant portion of their compensation in excess of base salary to achievement of measurable corporate and individual performance objectives.

●	Be Competitive to Market. Be competitive with compensation paid by companies in the same market for executive talent.

Our Compensation Philosophy

    Our compensation philosophy provides the guiding principles for structuring compensation programs that meet the objectives outlined above.

●
Compensation Should Reflect our Pay-for-Performance Culture.  A core element of our compensation philosophy is our belief that pay should be directly linked to performance.  Accordingly, a significant portion of executive compensation is contingent on, and varies based on, achievement of individual and company performance goals, as well as overall stock price performance.

●
Compensation Level and Mix Should Reflect Responsibility and Accountability.  Total compensation is higher for individuals with greater responsibility, greater ability to influence achievement of our corporate goals and greater accountability for those goals.  As responsibility increases, a greater portion of the executive’s total compensation is performance-based pay, contingent on, and varies in the Committee’s discretion based on, the achievement of company and individual performance objectives.  Performance-based cash bonuses and equity-based compensation is appropriately higher for executives with higher levels of responsibility and accountability for results.

●
Compensation Should Enhance Stockholder Value.  Compensation should create management incentives to achieve short-term results in a manner that also supports our long-term success and profitability.  Performance-based cash bonuses create incentives for achieving results that enhance stockholder value in the short-term, while equity awards serve to align the interests of our executives with our stockholders over a longer time frame.

Elements of Compensation

Our current executive compensation programs have three primary components:

●	Base salary

●	Performance-based cash bonuses

●	Equity awards

We have selected these elements based on the following beliefs:  1) they are consistent with other programs in our talent market; 2) each element supports achievement of one or more of our compensation objectives; and 3) that together, these elements have been and will continue to be effective.  We view the three primary elements of executive compensation as related but distinct components of a total compensation program.  We do not believe that total compensation should be derived from one component, or that significant compensation from one component should negate or reduce compensation from other components.

Executive officers are also eligible to participate in our other employee benefit plans on the same basis as all other employees.  These programs include medical, dental, vision and group life insurance, employee assistance program, short-term and long-term disability insurance, accidental death and dismemberment insurance and our 401(k) plan.

We regularly assess our total compensation program and periodically make adjustments as appropriate to remain competitive in our market.  The Committee determines the appropriate level for each compensation element based primarily on: 1) competitive benchmarking; 2) internal consistency; and 3) other relevant considerations such as rewarding extraordinary performance.

Our CEO and other executive officers, including each of the named executive officers, have a higher percentage of at risk compensation relative to other Shutterfly employees.  This performance-based structure creates opportunities for higher compensation with strong company and individual performance and lower compensation at lower performance levels.  The Committee believes that the more senior an executive, the more his or her compensation should be “at risk.”  “At risk” means the executive will not realize full value unless performance goals, the majority of which are directly tied to individual and company performance, are achieved (for bonuses), or our stock price maintains or appreciates in value (for equity grants).  We believe this approach is appropriate because our executive officers have the greatest influence on Shutterfly’s performance.

Compensation Analysis Framework: Overview of the Executive Compensation Process

Role of the Compensation Committee

The Committee, among other responsibilities, sets Shutterfly’s overall compensation philosophy and reviews and approves our compensation programs, including the specific compensation of our CEO and for all of our executive officers, including our named executive officers.  The Committee, which has the authority to retain special counsel and other experts, including compensation consultants, has retained Towers Perrin and Fenwick & West to support their responsibilities in determining executive compensation and related programs.

While the Committee determines Shutterfly’s overall compensation philosophy and sets the compensation of our CEO and other executive officers, it looks to its compensation consultant and special counsel, as well as to our CEO, CFO, VP of Human Resources and executive compensation staff to make recommendations with respect to specific compensation decisions.  The Committee makes all final decisions regarding compensation (including salary and bonus levels and specific bonus and equity awards).  The Committee meets on a regular, scheduled basis and at other times as needed.

The Committee conducts an annual review of our executive officers’ compensation to assess whether compensation programs and decisions: 1) are aligned with our vision, mission, values and corporate goals; 2) provide appropriate short-term and long-term incentives and motivation to our executive officers; and 3) are competitive with compensation for comparable officers in companies with which we compete for executive talent.  In its review, the Committee considers internally developed information as well as external compensation benchmarking data.

The Committee evaluates the performance of the CEO each year and makes all decisions regarding salary adjustments, bonus payments and equity awards based in part, on the analysis provided by our compensation consultant, Towers Perrin.  Our CEO is not present during any of the discussions between the Committee and Towers Perrin regarding his compensation.

Based upon established individual objectives, our CEO annually evaluates the performance of each named executive officer other than himself.  He makes recommendations to the Committee regarding salary adjustments for the current year, as well as performance-based bonus awards and equity awards based on company performance and individual performance during the preceding year.  The Committee, in its sole discretion, determines whether to accept, modify or reject any recommended compensation adjustments or awards to senior executives.

Our Peer Group and Executive Compensation Benchmarking

When determining the composition of an appropriate peer group, the Committee considered companies with comparable e-commerce business models, similar operating history and similar market capitalization.  The specific companies were selected primarily based on targeted similar annual revenues (average of $288M) and market capitalization (average of $862M).  We used these criteria because these companies are in similar industries, have similar complexities and growth attributes, and have their primary sales channels via the Internet.  Based on these criteria, the Committee selected the following peer group of 22 of publicly-traded Software, Internet, and E-commerce companies:

1-800 Flowers.com, Inc.	GSI Commerce, Inc.	Red Envelope Inc.
Audible, Inc.	InnerWorkings, Inc.	Salesforce.com, Inc.
Autobytel, Inc.	The Knot, Inc.	TiVo, Inc.
Bankrate, Inc.	Loopnet, Inc.	United Online, Inc.
Blue Nile, Inc.	Move, Inc.	VistaPrint, Ltd.
CNET Networks, Inc.	Netflix, Inc.	WebMD Health Corp.
Digital River, Inc.	Omniture, Inc.
Drugstore.com, Inc.	Overstock.com, Inc.

At its January 2008 meeting, the Committee reviewed the executive compensation peer group data prepared by Towers Perrin.  The peer group data was compiled from public regulatory filings and from the 2007 Radford Executive Compensation Survey.

A comparison of the peer group data (the “Competitive Data”) to the company’s existing executive compensation programs identified the following variations:

●	Base pay levels for named executive officers (excluding the CEO) approximated the 50th percentile of the Competitive Data;

●	The CEO base pay level was below the 25th percentile of the Competitive Data;

●	Short-term incentive targets for named executive officers (excluding the CEO) were significantly below the 50th percentile of the Competitive Data;

●	The short-term incentive target for the CEO was below the 25th percentile of the Competitive Data;

●	Long-term incentives for named executive officers (excluding the CEO) were generally competitive with the 75th percentile of the Competitive Data;

●	Long-term incentives for the CEO were competitive with the Competitive Data 50th percentile, but below the 75th percentile.

After evaluating the differences from the Competitive Data, the Committee established the following revised compensation objectives to bring executive officer compensation to more competitive levels:

●	Target base salaries at approximately the 50th percentile of the Competitive Data;

●	Target annual bonus levels between the 50th and 75th percentile of the Competitive Data; and

●	Target executive officer annual equity award values between the 50th and 75th percentile of the Competitive Data.

The Committee believes achieving these compensation objectives will allow us to attract and retain the exceptional leaders needed to fulfill our vision and mission, uphold our company values and achieve our corporate goals.  In addition, the Committee believes these percentiles are consistent with our philosophy of ensuring that compensation decisions promote both the short-term and long-term interests of our stockholders.  In instances where an executive officer is uniquely critical to our success, the Committee may establish compensation levels in excess of these targeted percentiles.

Base Salaries

The Committee sets executive base salaries at levels it believes will enable us to hire and retain individuals in a competitive environment and to reward individual performance and contribution to our overall corporate goals.  In determining base salaries, the Committee considers each executive’s qualifications and experience, scope of responsibilities and future potential, the goals established for the executive, the executive’s past job performance and our targeted base salary position with respect to the Competitive Data.

Performance-Based Cash Bonuses

Our bonus program rewards executives for individual performance and for contributing to the achievement of overall corporate financial and non-financial objectives.  We use cash bonuses to reward performance with measurement periods of up to one year.  Generally, the Committee establishes financial targets so that the relative difficulty of achieving such targets is roughly consistent from period to period.  Over the past several years, the company’s performance has ranged from exceeding the corporate financial targets, to meeting the targets and failing to achieve the targets.  The performance of individual executives, as well as all named executive officers as a group has also varied from year to year.

On January 17, 2008, the Board approved a formal performance-based bonus plan for the year ended December 31, 2008 (the “2008 Bonus Plan”), which was available to most employees, including all the named executive officers.

Under the 2008 Bonus Plan, bonus targets for named executive officers reporting directly to the CEO were set at 30% of base salary.  Actual bonus awards are based upon the individual’s performance and the company’s financial performance as measured by actual net revenues and EBITDA profitability margins versus specific targets established by the Committee.  The company believes that net revenues and EBITDA (earnings before interest, taxes, depreciation and amortization) are appropriate measures, as they are two of the key valuation measures considered by our stockholder and analyst community. In the Committee’s discretion, the actual bonus awards may be higher or lower than the target levels, providing a mechanism through which the Committee can reward executives for achievements that may not be recognized under a strict, formula-driven approach. We believe that this flexible approach is especially important in times of high market volatility and uncertainty.

Equity Awards

Our 2006 Equity Incentive Plan (the “2006 Plan”) was approved by our stockholders in conjunction with our initial public offering in September 2006.  It is the successor plan to our 1999 Stock Plan (the “1999 Plan”), which was terminated on September 29, 2006.  The 1999 Plan will continue to govern all awards granted through September 29, 2006, even if they have not yet been exercised.  The 2006 Plan allows the Committee to design stock-based incentive compensation awards that include stock options, restricted stock awards, stock bonuses, stock appreciation rights and restricted stock units.

In determining the amount of equity compensation to be awarded to executive officers, the Committee takes into account the executive’s position and scope of responsibility, the remaining vesting period and expected value (and thus, retention value) of the executive’s existing equity awards, the executive’s ability to affect profitability and stockholder value, the executive’s historical and recent job performance, our desired equity compensation position with respect to the Competitive Data and the value of equity awards in relation to other elements of total compensation.  In making equity award decisions, the Committee’s primary objectives are to reward long-term individual performance, maximize executive retention and align our long-term executive incentives with stockholder interests, but the Committee does not place any specific weight on these factors.

We use stock options, restricted stock units (“RSUs”) and performance based restricted stock units (“PBRSUs”) (collectively, “equity awards”) as long-term incentive compensation for several reasons:

●	Equity awards foster employee stock ownership and focus executives on increasing long-term stockholder value.

●
In 2008, Shutterfly followed a growing trend in the technology sector by shifting our emphasis toward granting RSU and PBRSU awards.  Both types of restricted stock awards are an increasingly prevalent component of equity awards, most importantly due to their more predictable accounting expense, greater efficiency in use of shareholder resources (less dilutive to stockholders than stock options) and greater retention value - particularly in an environment of volatile stock prices.  Further, PBRSUs are only awarded when the company achieves and surpasses established financial performance goals, supporting our compensation philosophy of aligning the interests of executives with those of our stockholders.

●
Beginning in 2008, an increasing percentage of our equity awards are based on financial performance.  The award of PBRSUs is dependent upon the company achieving established financial targets.  In addition, the realized value of vested stock options is dependent upon increasing the value of our stock above the option exercise price.  All of our stock options are granted with an exercise price no less than the fair market value of the stock on the grant date.

●
All option awards to named executives vest over four years, which encourages executive retention.  The options vest at a rate of 25% on the one-year anniversary of the vesting start date, and then monthly for an additional three years, so that each option is fully vested no later than four years.  All option awards have a term of ten years.  The vesting period for RSUs and PBRSUs vary between two and four years at the Committee’s discretion, providing the flexibility needed to support our retention objectives.

During 2008, the Committee approved a PBRSU award program for our executive officers that included the following features:

●	Participation included all named executive officers;

●	PBRSU grants would be awarded only after achievement of 2008 net revenue and EBITDA targets; and

●	If the performance thresholds were not achieved, the entire award would be forfeited.

Other Compensation Program Practices

Equity Award Practices – Grants

In August 2008, the Committee reconsidered our historical practice of awarding equity grants on specific, pre-designated dates.  As a result of this process, the following new policies were established:

●	Authority to grant equity awards for positions below Vice President were delegated to the CEO;

●	The timing of grants to newly hired and promoted employees was changed from twice each month to once each month; and

●
The quarterly grant date for employees above Vice President was changed from the last day of the second month of each calendar quarter to the 15th day of the second month of each calendar quarter.  This modification was made to provide greater exercise flexibility for employees who otherwise would have equity awards vest during closed stock trading windows.

Option Award Practices – Exercise Prices

Since our initial public offering, the exercise price for all option awards has been, and will continue to be, the closing price of our common stock on the NASDAQ Global Market on the grant date.  If the NASDAQ is closed for trading on that date, the exercise price shall be the closing price on the next trading day.

Severance and Change of Control Benefits

We regularly enter into employment, termination of employment and change-in-control arrangements with certain executive officers.  Our Board of Directors provides these employment, severance and change of control arrangements to enable us to encourage these executives to work at a small, dynamic and rapidly growing company where their long-term compensation would largely depend on future stock price appreciation.  The arrangements also mitigate a potential disincentive for executives when they are evaluating a potential acquisition of the company, particularly when the services of the executive officers may not be required by the acquiring company.  In such a situation, acceleration of vesting is necessary to encourage retention of the executive through the conclusion of the acquisition, and to allow for a smooth transition of management.  In December 2008, employment terms were amended to provide all named executives with consistent treatment of these arrangements and to avoid the inadvertent incurrence of an excise tax under Section 409A of the Internal Revenue Code.  For a detailed description of these severance and change of control benefits, please see the discussion under “Executive Compensation — Potential Payments upon Termination or Change of Control.”

Tax and Accounting Considerations

We record cash compensation as services are performed and the compensation is earned.  Historically, all cash compensation we have paid has been tax deductible for us.  Under Section 162(m) of the Internal Revenue Code, compensation in excess of $1,000,000 per year to named executive officers that is not performance-based, is not tax deductible for us.  The deductibility of compensation to the named executive officers in 2008 was not affected by the limitations of Section 162(m).  However, since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that, in the future, we may enter into compensation arrangements under which payments are not deductible by us under Section 162(m).

We account for equity compensation paid to our executives and employees in accordance with Statement of Financial Accounting Standards No. No. 123R (“SFAS 123R”), which requires us to estimate and record a non-cash expense over the term of the equity compensation award.  For PBRSUs, compensation cost is recognized based on whether or not satisfaction of the performance criteria is probable.  The amounts appearing in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table in this proxy statement are calculated in accordance with SFAS 123R.  Any gain recognized by employees from the exercise of nonqualified stock options is tax-deductible for us.  However, gain recognized by an employee with respect to an incentive stock option will not be deductible unless there is a “disqualifying disposition” of the shares by the employee.  A disqualifying disposition occurs when an employee sells or disposes of incentive stock option shares within two years after the grant date or within one year after the exercise date.  The employee is taxed on the gain at ordinary income tax rates.  In addition, when we grant awards of restricted stock or restricted stock units that are not subject to performance vesting, they may not be fully-deductible by us at the time the award is otherwise taxable to the employee.

2008 Compensation Program Financial Targets and Performance

2008 Bonus Targets

Under the 2008 Bonus Plan, the target bonus pool for the named executive officers was $663,500, which, at the discretion of the Committee, could be adjusted upward if our financial performance exceeded our 2008 financial targets, up to a bonus pool not to exceed 125% of the target, or $830,500.  The 2008 Bonus Plan also provides the Committee with discretion to determine bonus award levels based upon consideration of overall company progress on strategic initiatives and individual performance versus objectives.

Certain strategic initiatives of the company, as well as individual performance objectives are confidential and have not been publicly disclosed.  The company believes that disclosure of such information would cause competitive harm, and has therefore excluded disclosure of such information in this proxy statement.  The performance objectives are designed to be aggressive, and there is a risk that payments will not be made at all or will be made at less than 100% of the target amount.  This uncertainty helps ensure that any payments under the plan are truly performance-based, consistent with the plan’s objectives.

In January 2008, the Committee established initial financial targets for the 2008 Bonus Plan to create incentives for continued rapid growth in net revenues and improvements in the level of EBITDA profitability.  These initial thresholds were developed in light of recent historical financial performance, planned strategic initiatives and the existing economic environment.

Initial Bonus Funding Table
Minimum EBITDA	Net Revenues	% of Target Bonus Funded
>=18.1%	Minimum: $240.0M	75%
>=18.1%	Target: $270.5M	100%
>=18.1%	Maximum: >= $284.0M	125%

In June 2008, the Committee revised the initial financial targets to be more reflective of the deteriorating economic environment and to ensure that appropriate financial incentives were in place to foster strong execution through the second half of 2008, and the seasonally significant fourth quarter, in particular

Revised Bonus Funding Table
Minimum EBITDA	Net Revenues	% of Target Bonus Funded
>=16%	Minimum: $225.0M	30%
>=18.1%	Performance at: $240.0M	50%
>=18.1%	Target: $270.5M	100%
>=18.1%	Maximum: >= $284.0M	125%

2008 Performance-Based Restricted Stock Units Targets

At its February 2008 meeting, the Committee approved the following financial targets for PBRSUs granted in February:

PBRSU Award Table
Actual EBITDA	Minimum Net Revenues	% PBRSUs Awarded
<16%	$245.0M	0%
16%	$245.0M	50%
17%	$245.0M	75%
>=18.1%	$245.0M	100%

At its May 2008 meeting, to be more reflective of the deteriorating economic environment, the Committee approved the following financial targets for PBRSUs granted in June:

PBRSU Award Table
Actual EBITDA	Minimum Net Revenues	% PBRSUs Awarded
<16%	$225.0M	0%
16%	$225.0M	50%
17%	$225.0M	75%
>=18.1%	$225.0M	100%

2008 Results

For the year ended December 31, 2008, net revenues totaled $213.5 million and the EBITDA margin was 18.0%.  These results were below the mid-year adjusted minimum performance criteria, and as such, the 2008 Bonus Plan was not funded in accordance with the 2008 performance funding criteria.  Additionally, none of the PBRSUs granted in either February or June 2008, were earned under the minimum financial thresholds.  Accordingly, all of the 2008 PBRSU awards were forfeited.

The Committee believes that during 2008, the rapidly deteriorating economic environment was a primary factor contributing to the year-over-year decline in the company’s net revenue growth rate, and in turn, a factor that also prevented achievement of the performance thresholds under the 2008 Bonus Plan and the minimum thresholds under the 2008 PBRSU awards.  In light of these significant and unusual circumstances, the Committee elected to award discretionary bonuses to essentially all employees, including the company’s executive officers.

In developing the amount of the discretionary bonus awards, the Committee considered the following factors:

Consideration	Actual Results
Net revenue growth	Net revenues increased 14% year-over-year to $213.5 million.
Improve EBITDA margin	Increased EBITDA margin from 17.6% of net revenues in 2007, to 18.0% in 2008.
Reduce capital expenditures	Reduced capital expenditures from 18.7% of net revenues in 2007 to 10.7% in 2008.
Increase free cash flow	Increased free cash flow by approximately $17.8 million year-over-year to $15.6 million.
Increase transacting customers	Transacting customers increased 18% year-over-year to 2.8 million.
Increase average order value	Average order value increased 7% year-over-year to $28.20.

2008 CEO Compensation

CEO Base and Bonus

At the January 2008 meeting, the Committee approved a 2008 salary increase for the CEO by considering his qualifications and experience, scope of responsibilities, historical performance and achievement of specific goals established for him, future potential and Competitive Data pay levels.

    Consistent with our overall objective to provide base salaries that are competitive with the 50th percentile of Competitive Data, his base salary was increased from $300,000 to $365,000, or 22%.  This increase positioned Mr. Housenbold’s base compensation at approximately the 25th percentile of Competitive Data.

    Also in January 2008, to continue to bring other components of the CEO’s pay into alignment with the targeted percentiles of Competitive Data, the Committee approved an increase to Mr. Housenbold’s 2008 bonus target from 50% of base salary to 75% of base salary.  Based upon Competitive Data, this increase positioned Mr. Housenbold’s 2008 annual bonus target between the Competitive Data 25th and 50th percentiles.  This adjustment was also aligned with our compensation objective to increase compensation level and mix toward variable “at risk” pay as responsibilities and accountabilities increase.

    Together, these increases positioned Mr. Housenbold’s target annual cash compensation (salary plus bonus target) at approximately the 25th percentile of Competitive Data.  At the time, the Committee intended to make future incremental adjustments to align the CEO cash compensation with the 50th percentile of Competitive Data, subject to the company’s ongoing financial constraints.

       At the November 2008 meeting, the Committee approed a second 2008 salary increase for the CEO, to recognize his consistent historical performance and to continue progress on the objective of providing a more competitive level of cash compensation.  Mr. Housenbold's base salary was increased from $365,000 to $485,000, or 33%, positioning his base compensation at approximately the 50th percentile of Competitive Data.

In deciding on this base compensation level, the Committee considered the following factors:

●
During the four years of Mr. Housenbold’s leadership, net revenues had grown almost 400% and the company has positioned itself as a leading Internet-based social expression and personal publishing service.

●
The current economic environment had resulted in traditional equity programs failing to achieve expected returns.  This situation was exacerbated, since Mr. Housenbold’s cash compensation had traditionally been significantly below the median of the Competitive Data.

●	The need to ensure that Mr. Housenbold’s overall compensation package was positioned appropriately versus Competitive Data and in alignment with our stated compensation objectives.

    The Committee also approved an increase of Mr. Housenbold’s 2009 bonus target from 75% of base salary to 100% of salary at this meeting.  This new rate reflected the desired 50th percentile of CEO bonus target versus Competitive Data and positioned Mr. Housenbold’s target annual cash compensation (salary plus bonus target) at approximately the 50th percentile of Competitive Data.

    The Committee established that 10% of the target bonus would be guaranteed and paid quarterly in the following amounts: $9,700 at the end of each of the first three quarters, and $19,400 at the end of the fourth quarter of the year ending December 31, 2009.  Given the current uncertain market conditions and limited exercisable equity, this guaranteed bonus was provided as an additional retention incentive for 2009.  The balance of the target bonus ($436,500) would be paid quarterly on a schedule of 20% for each of the first three fiscal quarters and 40% for the fourth quarter, if the company achieves certain 2009 financial goals that the Board of Directors is establishing at the beginning of each respective quarter.  These quarterly objectives are being established to drive engagement and strong execution during uncertain economic conditions.  Mr. Housenbold will be eligible to receive, at the discretion of the Committee, up to 125% of each quarter’s targeted bonus in the event the company exceeds its financial targets.

       At the company’s February 2009 meeting, the Committee discussed the CEO discretionary bonus for 2008 performance.  In doing so, in addition to the factors previously discussed under “2008 Results”, the Committee considered: 1) the CEO’s significant contributions toward the company’s strategic and functional initiatives; 2) the CEO’s significant contributions towards the company’s financial targets, including significant progress toward the achievement of the EBITDA target and substantial increase in free cash flow, and 3) the Committee’s objective of moving the CEOs 2008 total cash compensation to competitive levels.

Based upon this discussion, the Committee approved a discretionary cash bonus for CEO performance during 2008.  The 2008 bonus was accrued in 2008 and paid in February 2009, in the amount set forth in the Summary Compensation Table.

CEO Equity

At its February 2008 meeting, the Committee approved equity compensation grants for the CEO in accordance with our compensation objective of providing an annual equity grant value between the 50th and 75th percentile of Competitive Data.  This award was comprised of 160,000 stock options with a four year annual vesting schedule and 27,000 PBRSUs with a four year annual vesting schedule, pursuant to the February 2008 PBRSU financial targets.  Based upon the company’s 2008 financial performance, none of the PBRSUs were earned and were subsequently forfeited.

    At its November 2008 meeting, the Committee aligned the timing of the 2009 equity grant with the cash compensation increases mentioned above and approved an equity compensation grant for the CEO in accordance with our compensation objective of providing an annual equity grant value between the 50th and 75th percentile of Competitive Data.  This award included a grant of 280,000 RSUs with a three year annual vesting schedule, vesting 1/3 on each anniversary of November 21, 2008, as well as a grant of 120,000 PBRSUs with a three year annual vesting schedule.  The PBRSUs will be awarded to the extent that the company achieves certain quarterly financial goals that the Board of Directors is establishing at the beginning of each of the quarters during the year ending December 31, 2009, with 20% of the PBRSUs to be awarded based on achievement of the financial goals for each of the first three quarters and 40% to be awarded based on achievement of the financial goals for the fourth quarter.  To the extent earned, these PBRSUs will vest and be settled annually over three years, 1/3 on each anniversary of February 17, 2009.

2008 Compensation for Other Named Executive Officers

NEO Base and Bonuses

At its February 2008 meeting, the Committee approved 2008 base salary increases for the named executive officers (excluding the CEO) listed below.  These increases were effective March 1, 2008.  The Committee determined specific increases for each named executive officer by considering the executive’s qualifications and experience, scope of responsibilities, future potential, achievement of specific goals established for the executive, time in position, the executive’s past job performance and Competitive Data pay levels.  The specific increases were as follows:

●	Mr. Au from $244,000 to $251,300 (an increase of 3.0%).

●	Mr. Black from $220,000 to $226,600 (an increase of 3.0%).

●	Mr. Galen from $240,000 to $252,000 (an increase of 5.0%).

●	Ms. Olson from $250,000 to $256,600 (an increase of 2.6%).

●	Mr. Rubash joined the company in November 2007, and was not eligible for a salary increase.

    At the company’s February 2009 meeting, the Committee discussed the discretionary bonus for 2008 performance by named executive officers (other than the CEO).  In doing so, in addition to the factors previously discussed under “2008 Results”, the Committee considered: 1) each of the named executive officers’ individual contributions toward the company’s strategic and functional initiatives; 2) the named executive officer’s individual contributions towards the company’s financial targets, including significant progress toward the achievement of the EBITDA target and substantial increase in free cash flow, and 3) the Committee’s objective of providing 2008 total cash compensation for named executive officers at competitive levels.

    Based upon this discussion, the Committee approved a discretionary cash bonus for named executive officer performance during 2008.  The 2008 bonuses were accrued in 2008 and paid in February 2009, in the amounts set forth in the Summary Compensation Table.

NEO Equity

At the May 2008 meeting, the Committee approved equity compensation grants for the eligible named executive officers commensurate with our compensation objective to provide annual equity grant values between the 50th and 75th percentiles of the Competitive Data.  In support of our additional objective of executive retention, this award included a grant of RSUs with a three year annual vesting schedule.  To drive company performance through the remainder of 2008, this award also included a PBRSU grant with a three year annual vesting schedule, pursuant to the May 2008 PBRSU financial targets.  These grants were made in June 2008.

The amounts of the grants for the named executive officers are shown below.  The amounts granted to the named executive officers were determined by the Committee to be the appropriate amount necessary for short-term engagement and long-term retention of those individuals.

●	Mr. Au received 17,745 RSUs and 7,605 PBRSUs.

●	Mr. Black received 15,400 RSUs and 6,600 PBRSUs.

●	Mr. Galen received 31,605 RSUs and 13,545 PBRSUs.

●	Ms. Olson received 24,745 RSUs and 10,605 PBRSUs.

●	Mr. Rubash received 56,000 RSUs and 24,000 PBRSUs.

Based upon the company’s 2008 financial performance, none of the PBRSUs were earned and were subsequently forfeited.

Summary Compensation Table

The following table presents compensation information for the years ended December 31, 2006, 2007 and 2008 awarded to, earned by or paid to our Chief Executive Officer, our Chief Financial Officer, our former Senior Vice President, Technology and each of our three other most highly compensated executive officers.  We refer to these executive officers as our named executive officers elsewhere in this proxy statement.  Columns required by SEC rules are omitted where there is no amount to report.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)		Total ($)
Jeffrey T. Housenbold	2008	$377,291	$283,600	$65,461	$1,027,626	$-	$-		$1,753,978
President and Chief ExecutiveOfficer	2007	$297,917	$-	$-	$721,394	$150,000	$-		$1,169,311
	2006	$263,366	$12,500	$-	$328,946	$137,500	$-		$742,312

Mark J. Rubash(7)	2008	$280,000	$57,000	$152,981	$845,967	$-	$-		$1,335,948
Chief Financial Officer	2007	$25,487	$37,500	$-	$71,653	$-	$-		$134,640
	2006	$-	$-	$-	-	$-	$-		$-

Kathryn E. Olson(9)	2008	$255,500	$30,000	$67,598	$371,211	$-	$-		$724,309
Former Chief Marketing Officer	2007	$146,795	$-	$-	$217,047	$35,000	$-		$398,842
	2006	$-	$-	$-	-	$-	$-		$-

Stanford S. Au(10)	2008	$160,518	$-	$48,476	$405,323	$-	$144,535	(10)	$758,852
Former Senior Vice President, Technology	2007	$243,250	$-	$-	$269,945	$44,000	$-		$557,195
	2006	$172,635	$-	$-	$162,021	$55,000	$-		$389,656

Douglas J. Galen	2008	$250,020	$50,000	$86,338	$278,427	$-	$-		$664,785
Senior Vice President, Business and Corp. Development	2007	$238,750	$-	$-	$85,852	$58,000	$-		$382,602
	2006	$220,349	$-	$-	$80,705	$68,000	$1,024	(6)	$370,078

Dwayne A. Black (8)	2008	$225,500	$46,000	$42,070	$236,587	$-	$6,055	(11)	$556,212
Senior Vice President, Operations	2007	$195,885	$-	$-	$197,802	$35,000	$16,987	(11)	$445,674
	2006	$-	$-	$-	$-	$-	$-		$-

_______________________________________________
(1)	See Compensation Discussion and Analysis for base salary levels.
(2)	The amounts reported in this column for 2008 represent discretionary bonuses determined by the Compensation Committee of the Board of Directors.
(3)
These amounts reflect the aggregate compensation costs for financial statement reporting purposes for fiscal 2008 under SFAS 123R for restricted stock units granted in fiscal 2008.  These amounts do not reflect amounts paid to or realized by the executive for fiscal 2008.  For information on the assumptions used to calculate the compensation costs, see Note 8 to the audited consolidated financial statements in our 2008 Annual Report on Form 10-K.  As required by SEC rules, the amounts reported have been adjusted to exclude the estimated effect of service-based forfeiture assumptions used for financial reporting purposes.  See the table Grants of Plan-Based Awards below for the grant date fair value of each restricted stock unit granted in fiscal 2008.  No stock awards were granted in 2006 and 2007.

(4)
These amounts reflect the aggregate compensation costs for financial statement reporting purposes for each fiscal year in the table under SFAS 123R for stock options granted in such fiscal year and the amount of compensation cost for financial reporting purposes under SFAS 123R arising from prior year equity grants that is required to be included in the fiscal year reported.  These amounts do not reflect amounts paid to or realized by the executive for fiscal 2008.  For information on the model and assumptions used to calculate the compensation costs, see Note 8 to the audited consolidated financial statements in our 2008 Annual Report on Form 10-K.  The assumed expected term of stock options shown in Note 8 is a weighted average expected term covering all optionees.  As required by SEC rules, the amounts reported have been adjusted to exclude the estimated effect of service-based forfeiture assumptions used for financial reporting purposes.  See the table Grants of Plan-Based Awards below for the grant date fair value of each stock option award granted in fiscal 2008.

(5)	Represents amounts earned under the incentive bonus plan for 2007 and 2006.
(6)	The amounts represent our discretionary contributions to the employee’s 401(k) account in 2006.
(7)	Mr. Rubash joined Shutterfly as its Chief Financial Officer on November 29, 2007. His 2007 bonus amount of $37,500 represents a new hire bonus.
(8)	Mr. Black joined Shutterfly as its Senior Vice President, Operations on February 12, 2007.
(9)	On March 25, 2009, Ms. Olson resigned as Chief Marketing Officer of the company but continues to provide services to the company in a transitional capacity through June 5, 2009.
(10)
Mr. Au resigned as Senior Vice President effective September 5, 2008.  Upon Mr. Au’s termination with the company on September 5, 2008, Mr. Au received a $125,650 severance payment and $18,885 in accrued paid time off.

(11)
The amounts represent reimbursement of expenses related to relocation as per Mr. Black’s offer letter dated January 17, 2007.  Mr. Black was provided a total benefit of $24,000 in temporary living expenses for the first six months of employment and up to $50,000 for relocation expenses.

Grants of Plan-Based Awards

The following table provides information on awards of stock options, restricted stock units, performance-based rights to receive future grants of restricted stock units, and cash-based performance awards in 2008 to each of Shutterfly’s named executive officers.  There can be no assurance that the Grant Date Fair Value of the Stock Option and Stock Unit Awards will ever be realized.  The value of these awards that was recognized as expense during 2008 is included in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table.  Columns required by SEC rules are omitted where there is no amount to report.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Jeffrey T. Housenbold	(1)	212,700	283,600	354,500	-	-	-	-	-	-	-
	(2)	-	-	-	13,500	20,250	27,000	-	-	-	-
	2/29/2008	-	-	-	-	-	-	-	160,000(5)	15.29	2,446,400
	11/21/2008	-	-	-	-	-	-	280,000	-	-	1,792,000
	(3)	-	-	-	60,000	90,000	120,000	-	-	-	-
Mark J. Rubash	(1)	63,000	84,000	147,000	-	-	-	-	-	-	-
	(2)	-	-	-	12,000	18,000	24,000	-	-	-	-
	6/2/2008	-	-	-	-	-	-	56,000	-	-	790,160
Stanford Au	(1)	56,543	75,390	131,933	-	-	-	-	-	-	-
	(2)	-	-	-	3,803	5,703	7,605	-	-	-	-
	6/2/2008	-	-	-	-	-	-	17,745	-	-	250,382
Dwayne A. Black	(1)	50,985	67,980	118,965	-	-	-	-	-	-	-
	(2)	-	-	-	3,300	4,950	6,600	-	-	-	-
	6/2/2008	-	-	-	-	-	-	15,400	-	-	217,294
Douglas J. Galen	(1)	56,700	75,600	132,300	-	-	-	-	-	-	-
	(2)	-	-	-	6,773	10,158	13,545	-	-	-	-
	6/2/2008	-	-	-	-	-	-	31,605	-	-	445,947
Kathryn E. Olson	(1)	57,735	76,980	134,715	-	-	-	-	-	-	-
	(2)	-	-	-	5,303	7,953	10,605	-	-	-	-
	6/2/2008	-	-	-	-	-	-	24,745	-	-	349,153
__________________________________________

(1)	As discussed in “Compensation Discussion and Analysis” above, no amounts were awarded under the 2008 Bonus Plan performance criteria to any of the named executive officers.

(2)
The amounts shown in these rows reflect, in shares, the threshold, mid-point and target potential awards of performance-based restricted stock units (“PBRSUs”) for the fiscal 2008 performance period, as further described in the Compensation Discussion and Analysis section above.  In February 2008 Mr. Housenbold was awarded and in June 2008 all other named executive officers other than Mr. Housenbold were awarded, PBRSUs under the 2006 Equity Incentive Plan (“2006 Plan”), subject to the satisfaction of the pre-determined performance conditions described above.   The threshold number of shares was equal to 50% of the target award the mid-point number of shares was equal to 75% of the target award.  Our named executive officers could earn no more that 100% of shares subject to this PBRSU grant.    For purposes of this entry, the “Threshold” column reflects the threshold amount, where 50% of the target would have been earned; the “Target” column reflects the mid-point amount where 75% of the target amount would have been earned and the “Maximum” column reflects the target amount, where 100% of the target amount would have been earned.    Based on actual performance during fiscal 2008, all of these awards were forfeited.

(3)
The share amounts in this row reflect the threshold, mid-point and target potential shares subject to PBRSUs for fiscal 2009 performance.  These PBRSUs were approved during fiscal 2008 as further described in the Compensation Discussion and Analysis section above.  In November 2008, Mr. Housenbold was awarded PBRSUs under the 2006 Plan, subject to the satisfaction of to be determined performance conditions during fiscal 2009, with a threshold award equal to 50% of the target award and a mid-point award equal to 75% of the target award.  The award is performance-based and is completely at risk of forfeiture.  The performance conditions of this award are to be determined on a quarterly basis.  Up to 20% of the shares subject to the total award may be granted in each of the first, second and third quarters of 2009 and the 40% may be granted in the fourth quarter of 2009.

(4)
These restricted stock unit awards were granted under the 2006 Plan, vest in 33% increments on each of the first through third anniversaries of the date of grant, and are settled in shares on the vesting date.

(5)
This option award was made under our 2006 Plan and vests over four years, with 25% vesting after one year and an additional 1/48th of the total number of shares vesting each month thereafter.  The option expires ten years from the date of grant and is not immediately exercisable.

Outstanding Equity Awards at December 31, 2008

The following table provides information regarding stock options and restricted stock units held by our named executive officers as of December 31, 2008.  No named executive officer has any other outstanding form of equity award.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(9)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(9)
Jeffrey T. Housenbold	1/17/2005(1)(5)	941,517	21,629	5.50	1/16/2015	-	-	-		-
	5/9/2006(2)(5)	171,874	78,126	10.39	5/9/2016	-	-	-		-
	2/28/2007(1)(6)	137,500	162,500	16.51	2/27/2017	-	-	-		-
	2/29/2008(1)(6)	-	160,000	15.29	2/27/2018	-	-	-		-
	2/29/2008	-	-	-	-	-	-	27,000	(8)	188,730
	11/21/2008(11)	-	-	-	-	280,000	1,957,200	-		-
	11/21/2008	-	-	-	-	-	-	120,000	(10)	838,800
Mark J. Rubash	11/30/2007(1)(6)	73,125	196,875	28.49	11/29/2017	-	-	-		-
	6/2/2008(11)	-	-	-	-	56,000	391,440	-		-
	6/2/2008	-	-	-	-	-	-	24,000	(8)	167,760
Stanford Au(7)	5/9/2006(3)(5)	111,874	83,126	10.39	2/28/2009	-	-	-		-
	11/15/2007(1)(6)	-	52,500	26.70	2/28/2009	-	-	-		-
Dwayne A. Black	2/28/2007(1)(6)	61,875	73,125	16.51	2/27/2017	-	-	-		-
	6/2/2008(11)	-	-	-	-	15,400	107,646	-		-
	6/2/2008	-	-	-	-	-	-	6,600	(8)	46,134
Douglas J. Galen	3/16/2005(4)(5)	152,499	12,501	5.50	3/18/2015	-	-	-		-
	5/9/2006(1)(5)	32,291	17,709	10.39	5/9/2016	-	-	-		-
	11/15/2007(1)(6)	20,312	54,688	26.70	11/14/2017	-	-	-		-
	6/2/2008(11)	-	-	-	-	31,605	220,919	-		-
	6/2/2008	-	-	-	-	-	-	13,545	(8)	94,679
Kathryn E. Olson	5/31/2007(1)(6)	79,166	120,834	18.71	5/30/2017	-	-	-		-
	6/2/2008(11)	-	-	-	-	24,745	172,968	-		-
	6/2/2008	-	-	-	-	-	-	10,605	(8)	74,129

(1)	This option vests over four years, with 25% vesting after one year from the date of grant and an additional 1/48th of the total number of shares vesting each month thereafter.

(2)	This option vests over four years, with 25% vesting on March 16, 2007 and an additional 1/48th of the total number of shares vesting each month thereafter.

(3)	This option vests over four years, with 25% vesting on April 3, 2007 and an additional 1/48th of the total number of shares vesting each month thereafter.

(4)	This option vests over four years, with 25% vesting on March 31, 2006 and an additional 1/48th of the total number of shares vesting each month thereafter.

(5)	In connection with the 1999 Plan, all of these options are immediately exercisable.

(6)	In connection with the 2006 Plan, none of these options are immediately exercisable.

(7)
At the time of Mr. Au’s separation from the Company on September 5, 2008, Mr. Au’s vested options were subject to an extended exercise period until February 28, 2009.  As of February 28, 2009, Mr. Au had not exercised any available options and all vested and unvested options were canceled.

(8)
Represents number of shares subject to restricted stock units awarded for the fiscal 2008 performance period, which were subject to a performance condition.  None of these shares were earned due to the performance condition not being met.  For more information see the Compensation Discussion and Analysis section above.

(9)
Value is calculated by multiplying the number of restricted stock units that have not vested by the closing market price of our stock ($6.99) as of the close of trading on December 31, 2008 (the last trading day of our 2008 fiscal year-end.)

(10)	This award of performance-based restricted stock units is subject to fiscal 2009 performance conditions. For more information see the Compensation Discussion and Analysis section above.

(11)	This restricted stock unit grant shall vest 33% of the grant on each of the first, second and third anniversaries of the grant date.

2008 Fiscal Year-End Option Values

The table below shows the total value of both vested and unvested in-the-money stock options for each named executive officer as of the end of fiscal 2008.  Value is calculated as the difference between the aggregate exercise price of the options and the aggregate market value of the shares of underlying common stock as of the close of trading on December 31, 2008 (the last trading day prior to our 2008 fiscal year-end) calculated based on the closing market price of our stock on that day ($6.99).  There is no guarantee that, if and when these options are exercised, they will have this value.  None of the named executive officers had any vested or unvested stock options granted to them after December 31, 2005 that were in-the-money as of December 31, 2008.

Name	Vested ($)	Unvested ($)
Jeffrey T. Housenbold	1,402,860	32,227
Mark J. Rubash	-	-
Stanford Au	-	-
Dwayne A. Black	-	-
Douglas J. Galen	227,223	18,626
Kathryn E. Olson	-	-

Fiscal 2008 Option Exercises

The following table provides information regarding stock option exercises by our named executive officers as of December 31, 2008.  Value realized is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of common stock acquired on the date of exercise.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Jeffrey T. Housenbold	-	-
Mark J. Rubash	-	-
Stanford S. Au	5,000	48,800
Dwayne A. Black	-	-
Douglas J. Galen	-	-
Kathryn E. Olson	-	-

Potential Payments upon Termination or Change of Control

We have entered into employment, termination of employment and change-in-control arrangements with our named executive officers as summarized below:

Jeffrey T. Housenbold.   Mr. Housenbold’s initial offer letter and subsequent amendments provide that if within 12 months following a change of control of Shutterfly we terminate his employment without cause or if Mr. Housenbold terminates his employment for good reason (including an adverse change in title, responsibility or authority, a relocation of employment location more than 60 miles from our current headquarters or a material reduction in base salary, provided that, Mr. Housenbold gives 45 days written notice of such occurrence and the company has 30 days opportunity to cure), Mr. Housenbold will receive severance equal to 15 months of salary plus 125% of the maximum target bonus for the year in which the termination occurred, and all unvested shares of equity (options and RSUs) granted to Mr. Housenbold will fully vest on his termination date.

We have also agreed that in the event we terminate Mr. Housenbold’s employment without cause, or if Mr. Housenbold terminates his employment for good reason, Mr. Housenbold will receive 12 months salary plus the maximum target bonus for the year in which the termination occurred as severance, 12 months of COBRA benefits and 12 months of unvested shares of equity (options and RSUs) granted to Mr. Housenbold will fully vest and Mr. Housenbold’s exercise period for any options granted will be 24 months.  Our obligation to make any severance payments is expressly conditioned upon Mr. Housenbold’s execution and delivery of a general release and waiver of all claims.

In the event that a portion of the severance and other benefits provided to Mr. Housenbold under the offer letter or any other agreement, benefit, plan or policy of Shutterfly are subject to a specified federal excise tax in connection with a change of control, such severance and other benefits will be reduced on a pre-tax basis if such reduction would provide Mr. Housenbold with a greater amount of severance and other benefits on an after-tax basis.

For purposes of Mr. Housenbold’s employment offer letter, a change of control includes (1) an acquisition of 50% or more of our outstanding voting stock by any person or entity; (2) a merger or consolidation of Shutterfly after which our then-current stockholders own less than a majority of the voting power of the surviving entity; (3) a sale of all or substantially all of our assets; or (4) a liquidation or dissolution of Shutterfly.

The following table summarizes the potential payments and benefits payable to Mr. Housenbold upon termination of employment or a change in our control under each situation listed below, modeling, in each situation, that Mr. Housenbold was terminated on December 31, 2008.  Mr. Housenbold’s employment contract requires that the severance payment be in a lump sum.

						Following a Change of Control(2)
Executive Benefits and Payments Upon Termination:	Voluntary Termination or Termination For Cause	Involuntary Termination Not For Cause		Termination For Good Reason		Involuntary Termination Not For Cause	Termination For Good Reason
Base salary	$-	$485,000		$485,000		$606,250	$606,250
Bonus	$-	$363,750		$363,750		$454,688	$454,688
Health Benefits	$-	$23,304	(1)	$23,304	(1)	$-	$-
Value of accelerated stock options	$-	$1,624,909		$1,624,909		$2,951,562	$2,951,562
Value of accelerated restricted stock units	$-	$652,405		$652,405		$1,957,200	$1,957,200

(1)  This amount reflects our maximum 12 month obligation.  If Mr. Housenbold becomes covered by another employer’s health plan during such 12 month period, then our obligation to pay Mr. Housenbold’s health plan coverage shall cease.

(2)   In the event of a change in control, the 1999 Stock Plan provides that options held by employees, directors and consultants that are not assumed will immediately vest in full prior to such change in control and all options will expire on the consummation of the change in control.

Mark J. Rubash.  Mr. Rubash’s initial offer letter and subsequent amendment provides that if within 12 months following a change of control of Shutterfly we terminate his employment without cause or if Mr. Rubash terminates his employment for good reason (including an adverse change in responsibility or authority, a relocation of employment location more than 50 miles from our current headquarters or a material reduction in base salary), Mr. Rubash will receive severance equal to six months of salary and, if the company’s equity awards are assumed in the change of control transaction, 12 months of unvested shares of equity (options and RSUs) granted to Mr. Rubash will fully vest on his termination date.

We have also agreed that in the event we terminate Mr. Rubash’s employment without cause, he will receive six months of salary as severance, six months of paid COBRA benefits and any vested options granted to Mr. Rubash will continue to be exercisable for additional 12 months after termination of service.  Our obligation to make any severance payments is expressly conditioned upon Mr. Rubash’s execution and delivery of a general release and waiver of all claims and return of all company property.

For purposes of Mr. Rubash’s employment offer letter, a change of control includes (1) a merger or consolidation of Shutterfly after which Shutterfly is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the company), (2) a dissolution or liquidation of the company, (3) the sale of substantially all of the assets of the company, (4) a merger after which the company stockholders cease to own their shares or other equity interest in the company, or (5) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Internal Revenue Code where the stockholders of the company give up all of their equity interest in the company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the company).

The following table summarizes the potential payments and benefits payable to Mr. Rubash upon termination of employment or a change in our control under each situation listed below, modeling, in each situation, that Mr. Rubash was terminated on December 31, 2008.  Mr. Rubash’s employment agreement requires that the severance payment be in a lump sum.

					Following a Change of Control
Executive Benefits and Payments Upon Termination	Voluntary Termination or Termination For Cause	Involuntary Termination Not For Cause		Termination For Good Reason	Involuntary Termination Not For Cause	Termination For Good Reason
Base salary	$-	$140,000		$-	$140,000	$140,000
Bonus	$-	$-		$-	$-	$-
Health Benefits	$-	$2,704	(1)	$-	$-	$-
Value of accelerated stock options	$-	$-		$-	$471,825	$471,825
Value of accelerated restricted stock units	$-	$-		$-	$130,482	$130,482

(1)  This amount reflects our maximum six month obligation.  If Mr. Rubash becomes covered by another employer’s health plan during such six month period, then our obligation to pay Mr. Rubash’s health plan coverage shall cease.

Douglas J. Galen.    Mr. Galen’s initial offer letter and subsequent amendment provides that if within 12 months following a change of control of Shutterfly we terminate his employment without cause or if Mr. Galen terminates his employment for good reason (including an adverse change in responsibility or authority, a relocation of employment location more than 50 miles from our current headquarters or a material reduction in base salary), Mr. Galen will receive severance equal to six months of salary and, if the company’s equity awards are assumed in the change of control transaction, 12 months of unvested shares of equity (options and RSUs) granted to Mr. Galen will fully vest on his termination date.

We have also agreed that in the event we terminate Mr. Galen’s employment without cause, he will receive six months of salary as severance, six months of paid COBRA benefits and any vested options granted to Mr. Galen will continue to be exercisable for additional 12 months after termination of service.  Our obligation to make any severance payments is expressly conditioned upon Mr. Galen’s execution and delivery of a general release and waiver of all claims and return of all company property.

For purposes of Mr. Galen’s employment offer letter & amendment, a change of control includes (1) a merger or consolidation of Shutterfly after which Shutterfly is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the company), (2) a dissolution or liquidation of the company, (3) the sale of substantially all of the assets of the company, (4) a merger after which the company stockholders cease to own their shares or other equity interest in the company, or (5) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Internal Revenue Code where the stockholders of the company give up all of their equity interest in the company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the company).

The following table summarizes the potential payments and benefits payable to Mr. Galen upon termination of employment or a change in our control under each situation listed below, modeling, in each situation, that Mr. Galen was terminated on December 31, 2008.  Mr. Galen’s employment offer letter & amendment requires that the severance payment be in a lump sum.

					Following a Change of Control(2)
Executive Benefits and Payments Upon Termination:	Voluntary Termination or Termination For Cause	Involuntary Termination Not For Cause		Termination For Good Reason	Involuntary Termination Not For Cause	Termination For Good Reason
Base salary	$-	$126,000		$-	$126,000	$126,000
Bonus	$-	$-		$-	$-	$-
Health Benefits	$-	$11,652	(1)	$-	$-	$-
Value of accelerated stock options	$-	$-		$-	$305,819	$305,819
Value of accelerated restricted stock units	$-	$-		$-	$73,640	$73,640

(1)  This amount reflects our maximum six month obligation.  If Mr. Galen becomes covered by another employer’s health plan during such six month period, then our obligation to pay Mr. Galen’s health plan coverage shall cease.

(2)    In the event of a change in control, the 1999 Plan provides that options held by employees, directors and consultants that are not assumed will immediately vest in full prior to such change in control and all options will expire on the consummation of the change in control.

Dwayne A. Black.  Mr. Black’s initial offer letter and subsequent amendment provides that if within 12 months following a change of control of Shutterfly we terminate his employment without cause or if Mr. Black terminates his employment for good reason (including an adverse change in responsibility or authority, a relocation of employment location more than 50 miles from our current headquarters or a material reduction in base salary), Mr. Black will receive severance equal to six months of salary and if the company’s equity awards are assumed in the change of control transaction, 12 months of unvested shares of equity (options and RSUs) granted to Mr. Black will fully vest on his termination date.

We have also agreed that in the event we terminate Mr. Black’s employment without cause, he will receive six months of salary as severance, six months of paid COBRA benefits and any vested options granted to Mr. Black will continue to be exercisable for additional 12 months after termination of service.  Our obligation to make any severance payments is expressly conditioned upon Mr. Black’s execution and delivery of a general release and waiver of all claims and return of all company property.

For purposes of Mr. Black’s employment offer letter & amendment, a change of control includes (1) a merger or consolidation of Shutterfly after which Shutterfly is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the company), (2) a dissolution or liquidation of the company, (3) the sale of substantially all of the assets of the company, (4) a merger after which the company stockholders cease to own their shares or other equity interest in the company, or (5) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Internal Revenue Code where the stockholders of the company give up all of their equity interest in the company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the company).

The following table summarizes the potential payments and benefits payable to Mr. Black upon termination of employment or a change in our control under each situation listed below, modeling, in each situation, that Mr. Black was terminated on December 31, 2008.  Mr. Black’s employment offer letter & amendment requires that the severance payment be in a lump sum.

					Following a Change of Control
Executive Benefits and Payments Upon Termination:	VoluntaryTermination or Termination For Cause	Involuntary Termination Not For Cause		Termination For Good Reason	Involuntary Termination Not For Cause	Termination For Good Reason
Base salary	$-	$113,300		$-	$113,300	$113,300
Bonus	$-	$-		$-	$-	$-
Health Benefits	$-	$12,319	(1)	$-	$-	$-
Value of accelerated stock options	$-	$-		$-	$235,913	$235,913
Value of accelerated restricted stock unit	$-	$-		$-	$35,887	$35,887

(1)  This amount reflects our maximum six month obligation.  If Mr. Black becomes covered by another employer’s health plan during such six month period, then our obligation to pay Mr. Black’s health plan coverage shall cease.

Kathryn E. Olson.  Ms. Olson’s initial offer letter and subsequent amendment provides that if within 12 months following a change of control of Shutterfly we terminate her employment without cause or if Ms. Olson terminates her employment for good reason (including an adverse change in responsibility or authority, a relocation of employment location more than 50 miles from our current headquarters or a material reduction in base salary), Ms. Olson will receive severance equal to six months of salary and, if the company’s equity awards are assumed in the change of control transaction, 12 months of unvested shares of equity (options and RSUs) granted to Ms. Olson will fully vest on her termination date.

We have also agreed that in the event we terminate Ms. Olson’s employment without cause, she will receive six months of salary as severance, six months of paid COBRA benefits and any vested options granted to Ms. Olson will continue to be exercisable for additional 12 months after termination of service.  Our obligation to make any severance payments is expressly conditioned upon Ms. Olson’s execution and delivery of a general release and waiver of all claims and return of all company property.

For purposes of Ms. Olson’s employment offer letter & amendment, a change of control includes (1) a merger or consolidation of Shutterfly after which Shutterfly is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the company), (2) a dissolution or liquidation of the company, (3) the sale of substantially all of the assets of the company, (4) a merger after which the company stockholders cease to own their shares or other equity interest in the company, or (5) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Internal Revenue Code where the stockholders of the company give up all of their equity interest in the company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the company).

The following table summarizes the potential payments and benefits payable to Ms. Olson upon termination of employment or a change in our control under each situation listed below, modeling, in each situation, that Ms. Olson was terminated on December 31, 2008.  Ms. Olson’s employment agreement requires that the severance payment be in a lump sum.

					Following a Change of Control
Executive Benefits and Payments Upon Termination:	VoluntaryTermination or Termination For Cause	Involuntary Termination Not For Cause		Termination For Good Reason	Involuntary Termination Not For Cause	Termination For Good Reason
Base salary	$-	$128,300		$-	$128,300	$128,300
Bonus	$-	$-		$-	$-	$-
Health Benefits	$-	$3,723	(1)	$-	$-	$-
Value of accelerated stock options	$-	$-		$-	$349,500	$349,500
Value of accelerated restricted stock unit	$-	$-		$-	$57,661	$57,661

(1)  This amount reflects our maximum six month obligation.  If Ms. Olson becomes covered by another employer’s health plan during such six month period, then our obligation to pay Ms. Olson’s health plan coverage shall cease.

On March 25, 2009, Ms. Olson resigned as Chief Marketing Officer of the company but continues to provide services to the company in a transitional capacity through June 5, 2009.  The Transition Agreement provides that, following June 5, 2009, she will receive six months of salary as severance, six months of paid COBRA benefits and any vested options granted to Ms. Olson will continue to be exercisable for additional 12 months after termination of service.   If Ms. Olson’s transitional services are terminated without cause prior to June 5, 2009, she will continue to receive her base salary through June 5, 2009 and a reimbursement of any COBRA premiums for the period from such termination through June 5, 2009.

COMPENSATION OF DIRECTORS

The following table provides information for 2008 regarding all compensation awarded to, earned by or paid to each person who served as a director for some portion or all of 2008.  Other than as set forth in the table and the narrative that follows it, to date we have not paid any fees to or reimbursed any expenses of our directors, made any equity or non-equity awards to directors, or paid any other compensation to directors.

2008
Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Philip A. Marineau	17,500	245,538	-	-	263,038
Patricia A. House(2)	10,000	116,479	-	-	126,479
Eric J. Keller	15,000	195,254	-	-	210,254
Stephen J. Killeen	10,000	131,582	-	-	141,582
Nancy J. Schoendorf	-	11,456	-	-	11,456
James N. White	-	148,624	-	-	148,624
Jeffrey T. Housenbold(3)	-	-	-	-	-
__________________________________________
(1)
These amounts reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2008 in accordance with FAS 123(R), with the exception that estimated forfeitures related to service-based vesting were disregarded in these amounts, for awards pursuant to our 1999 Plan.  Assumptions used in the calculation of this amount for years ended December 31, 2006, 2007 and 2008 are included in footnote 8 to our audited financial statements for the year ended December 31, 2008 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2009.  As of December 31, 2008, the aggregate number of shares underlying outstanding option awards for each non-employee director was as follows: Mr. Marineau – 107,740 stock options; Ms. House – 73,315 stock options; Mr. Keller – 93,515 stock options; Mr. Killeen – 62,740 stock options; Ms. Schoendorf - 10,000 stock options; Mr. White – 70,000 stock options.  Each of these options vest monthly over three years except that the grant for 8,333 to Mr. Keller and the grant for Mr. Marineau for 10,000 vests monthly over a one year period.  Options expire ten years from the date of grant.

(2)
Ms. House served on the Shutterfly Board of Directors, on the Audit Committee and as chair of the Compensation Committee during 2008.  Ms. House resigned from the Board of Directors and all Board committees effective March 18, 2009.

(3)	Mr. Housenbold receives no compensation as a director.

Cash Compensation Paid to Directors.  Each of our independent directors who is not affiliated with one of our major stockholders who serves as a chairperson of a board committee receives the following annual cash retainer, paid in quarterly installments, for each year of such service: for service as the chairperson of the Audit Committee, $15,000; for chairperson of the Compensation Committee, $10,000; for chairperson of the Governance Committee, $10,000.  For 2009, the chair of the Audit Committee is Eric J. Keller; the chair of the Compensation Committee is Nancy J. Schoendorf; and the chair of the Governance Committee is Stephen J. Killeen.  For a portion of 2009 before departing our Board of Directors, Patricia A. House was the chair of the Compensation Committee.  The Chairman of the Board of Directors receives an annual cash retainer of $17,500.  For 2009, the Chairman of the Board is Philip A. Marineau.

Stock Options Granted to Directors. Each of our independent directors who is not affiliated with one of our major stockholders receives an initial stock option grant of 50,000 shares of our common stock upon joining our Board of Directors.  In addition, the Chairman of the Board is entitled to an initial stock option grant of 35,000 shares and an additional annual stock option grant of 10,000 shares.  The chair of the Audit Committee is entitled to an annual option grant of 8,333 shares.  The shares subject to the option vest monthly over a three-year period from the date of grant.

On the date of our annual meeting, each independent, non-major stockholder affiliated director will receive an additional stock option grant of 10,000 shares of our common stock that will vest monthly over a three-year period from the date of grant.  Each director who received an initial grant or annual refresh grant within twelve (12) months prior to the date of the annual meeting of stockholders shall be granted a pro-rated refresh grant.  At the 2009 annual stockholder meeting, our directors will be granted the following stock options:  Eric J. Keller – 10,000 stock options; James N. White – 10,000 stock options; Stephen J. Killeen – 10,000 stock options; Nancy J. Schoendorf – 10,000 stock options; and Philip A. Marineau, our Chairman – 20,000 stock options.  Such grants are based on a formula established by the Board of Directors on February 6, 2007.  The shares subject to the option vest monthly over a three-year period from the date of grant, with the exception of 10,000 options granted to Mr. Marineau for serving as Chairman, which vest monthly over a one-year period.

In addition, Mr. Keller, as chairman of the Audit Committee, will receive a stock option grant of 8,333 shares of our common stock that will vest monthly over a 12-month period from the date of grant.

On May 22, 2008, we granted each of Philip A. Marineau, Eric J. Keller, Patricia A. House, Stephen J. Killeen, Nancy J. Schoendorf and James N. White an option to purchase 10,000 shares of our common stock with an exercise price of $12.97 per share, which represented their annual stock option grant for their service as directors of the Company.  On May 22, 2008, we also granted Philip A. Marineau an option to purchase an additional 10,000 shares of our common stock with an exercise price of $12.97 for his service as Chairman of the Board and Eric J. Keller an option to purchase an addition 8,333 shares of our common stock with an exercise price of $12.97 per share for his service as Chair of the Audit Committee.  In each case, the above stock option grants were pursuant to the terms and conditions of our 2006 Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of December 31, 2008, with respect to all of our equity compensation plans in effect on that date.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Stockholders(1)(2)	6,031,183	$10.44(4)	294,836
Equity Compensation Plans Not Approved by Stockholders(3)	465,100	$24.34	N/A
Total	6,496,283	N/A	294,836

(1)	Includes the 1999 Plan and the 2006 Plan.

(2)
The 2006 Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance under the 2006 Plan shall be increased on January 1, of each of 2008 through 2010 by the lesser of: (i) 4.62% of the number of Shares issued and outstanding on the December 31 immediately prior to the date of increase and (ii) a lesser number of shares determined by the Board of Directors, provided that no  more than 7,000,000 shares shall be issued pursuant to the exercise of incentive stock options granted under the 2006 Plan.

(3)
As of December 31, 2008, we granted a total of 128,500 non-statutory stock options with exercise prices equal to the fair market value of Shutterfly common stock on the date of grant and a total of 6,600 restricted stock units to employees of the company.  These grants were made not under a stockholder approved plan but pursuant to a Nasdaq approved exception.  Two executive officers (Peter Navin and Geoffrey Weber) each received an employment inducement stock option grant award as part of these grants.  In addition, Geoffrey Weber received an inducement restricted stock unit grant.  Such stock options and restricted stock units have the same material terms as stock options and restricted stock units, respectively, granted under the 2006 Plan.

(4)
The weighted-average exercise price takes into account 952,126 shares under approved plans issuable upon vesting of outstanding restricted stock units, which have no exercise price.  The weighted average exercise price for options only with respect to the approved plans is $12.40.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of Shutterfly under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee
Nancy J. Schoendorf, Chair
Stephen J. Killeen

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of Shutterfly under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of our Board of Directors.  The Audit Committee’s functions are more fully described in its charter, which is available on our website at http://www.shutterfly.com.  Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls.  In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management Shutterfly’s audited financial statements as of and for the fiscal year ended December 31, 2008.

The Audit Committee reviewed with PricewaterhouseCoopers LLP such matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended.  In addition, the Audit Committee discussed with PricewaterhouseCoopers LLP their independence, and received from PricewaterhouseCoopers LLP the written disclosures and the letter required by Ethics and Independence Rule 3526 of the Public company Accounting Oversight Board.  Finally, the Audit Committee discussed with PricewaterhouseCoopers LLP, with and without management present, the scope and results of PricewaterhouseCoopers LLP’s audit of such financial statements.

Based on these reviews and discussions, the Audit Committee has recommended to our Board of Directors that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.  The Audit Committee also has engaged PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009 and is seeking ratification of such selection by the stockholders.

Audit Committee
Eric J. Keller, Chair
James N. White
Philip A. Marineau

CERTAIN TRANSACTIONS

From January 1, 2008 to the present, there have been no (and there are no currently proposed) transactions in which the amount involved exceeded $120,000 to which the company was (or is to be) a party and in which any executive officer, director, 5% beneficial owner of our common stock or member of the immediate family of any of the foregoing persons had (or will have) a direct or indirect material interest.

Our Audit Committee reviews the fairness and approval of any proposed transaction between management and other related parties of the company (other than transactions that are subject to review by the Compensation Committee) that are brought to the attention of the Audit Committee.  In addition, our Code of Conduct and Ethics sets forth factors that should be considered in determining whether there may be a direct or indirect material interest, such as the size and nature of the person’s interest; the nature of the company’s relationship with the other entity; whether the person has access to confidential company information; and whether the person has an ability to influence company decisions that would affect the other entity.

OTHER MATTERS

Our Board of Directors knows of no other matters that will be presented for consideration at the annual meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

ANNUAL REPORTS

The fiscal 2008 Annual Report to Stockholders, including our 2008 Annual Report on Form 10-K (which is not a part of our proxy soliciting materials), is being mailed with this proxy statement to those stockholders that received a copy of the proxy materials in the mail.  Stockholders that received the Notice of Internet Availability can access this proxy statement and our fiscal 2008 Annual Report at http://ir.shutterfly.com/annuals.cfm which does not have “cookies” that identify visitors to the site.

We have filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 with the SEC.  It is available free of charge at the SEC’s web site at www.sec.gov.  Upon written request by a Shutterfly stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K.  Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit.  All requests should be directed to Investor Relations, Shutterfly, Inc., 2800 Bridge Parkway, Redwood City, California 94065.

Requests for copies of our Annual Report to stockholders or our Annual Report on Form 10-K should be directed to Investor Relations, Shutterfly, Inc., 2800 Bridge Parkway, Redwood City, California 94065.

By Order of the Board of Directors

Jeffrey T. Housenbold
Chief Executive Officer and President
Redwood City, California
April 8, 2009

SHUTTERFLY, INC.
ATTN: LAURIE HOLM
2800 BRIDGE PARKWAY, REDWOOD CITY, CA 94065

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

KEEP THIS PORTION FOR YOUR RECORDS

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

SHUTTERFLY, INC.

THIS PROXY WILL BE VOTED AS DIRECTED,

For All

Withhold All

For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.

Vote on Directors
ITEM 1 – Election of three Class III Directors to hold office until our 2012 Annual Meeting of Stockholders

Nominees:
01) Jeffrey T. Housenbold
02) Stephen J. Killeen
03) James N. White

Vote on Proposals

ITEM 2 – REAPPROVAL OF THE SECTION 162(M) PROVISIONS OF THE 2006 EQUITY INCENTIVE PLAN.

For

Against

Abstain

ITEM 3 – RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

For

Against

Abstain

NOTE: Please sign as name appears hereon.  Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

For address changes and/or comments, please check this box and write them on the back where indicated.
Please indicate if you plan to attend this meeting

Yes
No

Signature _________________________________

Date

Signature (Joint Owners) ______________________

Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and Form 10-K Wrap are available at

www.proxyvote.com or http://ir.shutterfly.com/annuals.cfm

PROXY

SHUTTERFLY, INC.

Annual Meeting of Stockholders – May 21, 2009

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Jeffrey T. Housenbold and Mark J. Rubash, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Shutterfly, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 21, 2009 at 1300 Island Drive, Redwood City, CA 94065, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

(Continued, and to be marked, dated and signed, on the other side)

Address Changes/Comments:

___________________________________________________________________________

___________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)